UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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CALPINE CORPORATION
(Name of Registrant as Specified in Charter)
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April 2, 2012
To our Shareholders:
It is our pleasure to invite you to attend our 2012 Annual Meeting of Shareholders. The meeting will be held at 8:00 a.m. (Central Time) on May 15, 2012 at our corporate headquarters, located at 717 Texas Avenue, 10th Floor, Houston, Texas 77002.
The following Notice of Annual Meeting of Shareholders outlines the business to be conducted at the meeting.
This year we are again using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We encourage you to review these materials and vote your shares.
You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously voted your proxy. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting.
We are proud that you have chosen to invest in Calpine Corporation. On behalf of our management and directors, thank you for your continued support and confidence in 2012.
Very truly yours,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
CALPINE CORPORATION
717 Texas Avenue, Suite 1000
Houston, Texas 77002

Date of Meeting:	May 15, 2012

Time:	8:00 a.m. (Central Time)

Place:	717 Texas Avenue, 10th Floor, Houston, Texas 77002

Items of Business:	We are holding the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) for the following purposes:

•	to elect nine directors to serve on our Board of Directors until the 2013 annual meeting of shareholders;

•	to ratify the selection of PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for the year ending December 31, 2012;

•	to approve, on an advisory basis, named executive officer compensation; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Record Date:	March 20, 2012

Voting:
We strongly encourage you to vote. Please vote as soon as possible, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote before the Annual Meeting: Internet, telephone, or mail. In accordance with New York Stock Exchange (“NYSE”) rules, your broker will not be able to vote your shares with respect to any non-routine matters (including the election of directors) if you have not given your broker specific instructions to do so. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current year (Proposal No. 2). The election of directors (Proposal No. 1) and the advisory vote to approve named executive officer compensation (Proposal No. 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with such proposals.

Date These Proxy Materials Are First Being Made

Available on the Internet:	On or about April 2, 2012
By order of the Board of Directors
W. Thaddeus Miller
Corporate Secretary
April 2, 2012
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2012:
The Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2011 Annual Report are available at www.proxyvote.com.

i

Executive Summary	19
2011 Financial Performance Highlights and Compensation Decisions for Our Named Executive Officers	20
Our Compensation Program Objectives and Guiding Principles	21
Results of the 2011 Advisory Vote on Executive Compensation (“say-on-pay”)	21
Determining Executive Compensation	21
2011 Performance and Strategic Accomplishments Considered in Determining Executive Compensation	21
Compensation Consultant	22
Comparator Group	22
Role of Executive Officers in Executive Compensation Decisions	23
Elements of Compensation	23
Purpose of Each Element of Compensation	24
Details of Each Element of Compensation	24
Base Salary	24
Annual Incentive — Calpine Incentive Plan	24
Equity Compensation	26
Perquisites and Other Personal Benefits	27
Post-Employment Compensation Arrangements	27
Severance Benefits	27
Retirement Benefits	27
Officer Stock Ownership Policy	28
Clawback Provisions	28
Deductibility Cap on Executive Compensation	28
Report of the Compensation Committee	28
Executive Compensation	29
Summary Compensation Table	29
Grants of Plan-Based Awards	30
Summary of Employment Agreements	30
Outstanding Equity Awards at Fiscal Year-End	34
Option Exercises and Stock Vested	35
Potential Payments Upon Termination or Change in Control	35
Change in Control and Severance Benefits Plan	35
Termination Provisions of Employment Agreements	37
Effect of Termination Events or Change in Control and Unvested Equity Awards	39
Quantification of Potential Payments Upon Termination or Change in Control	39
Compensation and Risk	41
Securities Authorized for Issuance Under Equity Compensation Plans	42
Certain Relationships and Related Transactions and Director Independence	42
Proposal 2 — To Ratify the Selection of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for the Year Ending December 31, 2012	43
Audit Fees	43
Audit Committee Pre-Approval Policies and Procedures	43
Proposal 3 — To Approve, on an Advisory Basis, Named Executive Officer Compensation	44
Section 16(a) Beneficial Ownership Reporting Compliance	46
Shareholder Proposals for 2013 Annual Meeting of Shareholders	47
Other Business	47
Annual Report to Shareholders and Form 10-K	47

2012 Proxy Summary

To assist you in reviewing our 2011 performance, we would like to call your attention to key elements of our proxy statement. The following description is only a summary that highlights more detailed information contained elsewhere in this proxy statement. For more complete information about these topics, please review our Annual Report on Form 10-K and the complete proxy statement.
Annual Meeting of Shareholders

•	Time and Date: 8:00 a.m. (Central Time), May 15, 2012

•	Place: 717 Texas Avenue, 10th Floor
Houston, Texas 77002

•	Record Date: March 20, 2012

•	Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other matter to be voted on.

•	Admission: No admission card is required to enter Calpine's annual meeting. Please follow the advance registration instructions on page 4.
Meeting Agenda

•	Election of nine directors

•	Ratification of PWC as auditors for 2012

•	Advisory resolution to approve named executive officer compensation

•	Any other business that may properly come before the meeting
Voting Matters and Board Recommendations

Item	Activity	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of PWC as Auditor for 2012	FOR
3	Advisory Resolution to Approve Named Executive Officer Compensation	FOR
Board Nominees
The following table provides summary information about each nominee. Each director is elected annually by a plurality of votes cast, which means that the nine nominees receiving the highest number of “FOR” votes will be elected directors.

		Director	Principal		Committee Memberships
Name	Age	Since	Occupation	Independent	AC	CC	NGC
Frank Cassidy	65	2008	Retired President and Chief Operating Officer, PSEG Power LLC	X		C
Jack A. Fusco	49	2008	President and Chief Executive Officer, Calpine Corporation
Robert C. Hinckley	64	2008	Chairman and Managing Director, MCL Intellectual Property LLC	X	F		X
David C. Merritt	57	2006	President, BC Partners, Inc.	X	F, C
W. Benjamin Moreland	48	2008	President and Chief Executive Officer, Crown Castle International Corp.	X	F
Robert A. Mosbacher, Jr.	60	2009	Chairman, Mosbacher Energy Company	X		X	X
William E. Oberndorf	58	2011	Founding Partner, SPO Advisory Corp.	X		X
Denise M. O'Leary	54	2008	Private Venture Capital Investor	X		X	C
J. Stuart Ryan	53	2008	Chief Executive Officer, Aggregates USA and Founding Owner and President, Rydout, LLC	X			X
_______________________
AC    Audit Committee    F    Financial Expert
C    Chair    NGC    Nominating and Governance Committee
CC    Compensation Committee

Attendance
Each director nominee is a current director and attended at least 75% of the aggregate of all meetings of the Board and each committee on which he or she sits.
Auditors
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of PWC as our independent auditor for 2012. Set forth below is summary information with respect to PWC's fees for services provided in 2011 and 2010.

	2011	2010
	(in millions)
Audit Fees	$6.8	$8.4
Approval, on an Advisory Basis, of Named Executive Officer Compensation
Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy.
The Compensation Committee believes that the compensation program for our named executive officers emphasizes at-risk, performance-based compensation without motivating excessive risk taking. The Compensation Committee believes that our executive compensation program also helps Calpine to recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our shareholders. We believe that the mix and structure of compensation strikes an appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The compensation objectives and principles that govern the Company's compensation decisions include:

•	Alignment with Shareholders' Interests
Our long-term incentive awards are equity-based, linking a significant portion of our named executive officers' pay to the value and appreciation in the value of our share price.

•	Pay for Performance
A significant portion of compensation for our named executive officers is linked to performance through appreciation of the price of our common stock and the achievement of corporate performance goals and certain financial and operating metrics that we believe drive the value of our share price.

•	Emphasis on Performance Over Time
The compensation program for our named executive officers is designed to mitigate excessive short-term decision making and risk taking. The value of long-term incentives is substantially greater than the annual cash incentive bonus and our annual incentive plan limits the maximum cash incentive bonus that can be earned in a given year. The Compensation Committee also retains the discretionary power to reduce annual incentive awards below calculated values.

•	Recruitment, Retention and Motivation of Key Leadership Talent
We provide an appropriate combination of fixed and variable compensation designed not only to attract and motivate the most talented executives for Calpine, but also to encourage retention by vesting equity awards over three to five years.
Executive Compensation Elements

Type	Purpose
Base Salary	To provide a minimum, fixed level of cash compensation for the named executive officers to compensate executives for services rendered during the fiscal year.
Annual Cash Incentives	To drive achievement of annual corporate goals including key financial and operating results and strategic goals that drive value for shareholders.
Long-Term Incentives
Equity grants, which generally consist of stock options and restricted stock, directly align executive officers' interests with the interests of shareholders by rewarding increases in the value of our share price.

Post-Employment Compensation
Severance benefits are designed to help retain qualified employees, maintain a stable work environment and provide financial security to certain employees of the Company in the event of a change in control or in the event of a termination of employment in connection with or without a change in control.
Retirement benefits are intended to assist employees in preparing financially for retirement, to offer benefits that are competitive and to provide a benefits structure that allows for reasonable certainty of future costs.

2011 Compensation Summary
Set forth below is the 2011 compensation for each our named executive officers.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
	Principal	Salary	Awards	Awards	Compensation	Compensation	Total
Name	Position	($)	($)	($)	($)	($)	($)
Jack A. Fusco	President and CEO	1,068,790	—	—	1,013,557	53,039	2,135,386
Zamir Rauf	EVP and CFO	530,995	—	818,882	451,419	12,250	1,813,546
John B. Hill	EVP and COO	651,439	—	—	565,110	20,130	1,236,679
W. Thaddeus Miller	EVP and CLO	758,753	—	—	640,347	12,250	1,411,350
Jim D. Deidiker	SVP and CAO	375,938	100,257	241,734	212,267	12,250	942,446
2013 Annual Meeting
Deadline for shareholder proposals:    December 4, 2012

v

CALPINE CORPORATION
717 Texas Avenue, Suite 1000
Houston, Texas 77002
PROXY STATEMENT
PROXY SOLICITATION AND VOTING INFORMATION
Our Board of Directors (“Board” or “Board of Directors”) solicits your proxy for our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters on May 15, 2012, at 8:00 a.m. (Central Time) at 717 Texas Avenue, 10th Floor, Houston, Texas 77002, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Questions and Answers About the Annual Meeting and Voting
Why am I receiving these proxy materials?
The proxy materials include our Notice of Annual Meeting of Shareholders, proxy statement and 2011 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instructions form for the Annual Meeting. Our Board of Directors has made these materials available to you in connection with the solicitation of proxies by the Board. The proxies will be used at our Annual Meeting, or any adjournment or postponement thereof. We made these materials available to shareholders beginning on or about April 2, 2012.
Our shareholders are invited to attend the Annual Meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by completing, signing, dating and returning a proxy card or by executing a proxy via the Internet or by telephone.
How can I access the proxy materials on the Internet?
In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) with instructions for accessing the proxy materials including the Notice of Annual Meeting of Shareholders, proxy statement and 2011 annual report, via the Internet and voting via the Internet or by telephone. The Notice was mailed on or about April 2, 2012. The Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com.
The Notice provides you with instructions regarding how to:

•	view the proxy materials for the Annual Meeting on the Internet and execute a proxy; and

•	instruct us to send future proxy materials to you in printed form or electronically by e-mail.
Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Who can vote?
Only shareholders of record of our common stock at the close of business on March 20, 2012 (the “record date”), may vote, either in person or by proxy, at the Annual Meeting. On the record date, we had 482,805,609 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury, which are not considered outstanding, will not be voted.
What am I voting on?
You will be voting on each of the following:

•	to elect nine directors to serve on our Board;

•	to ratify the selection of PWC to serve as our independent registered public accounting firm for the year ended December 31, 2012;

•	to approve, on an advisory basis, named executive officer compensation; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
As of the date of this proxy statement, the Board knows of no other matters that will be brought before the Annual Meeting.
How do I vote?
You may vote using one of the following methods:

•	Over the Internet. If you have access to the Internet, we encourage you to vote in this manner. Refer to your Notice for instructions on voting via the Internet.

•	By telephone. You can vote by calling the toll-free telephone number on your proxy card or voting instructions form.

•	By mail. For those shareholders who request to receive a paper proxy card or voting instructions form in the mail, you can complete, sign and return the proxy card or voting instructions form.

•
In person at the Annual Meeting. All shareholders of record may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it with your ballot to be able to vote at the Annual Meeting. Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares by proxy via the Internet, by telephone or by mail in order to record your vote promptly, as we believe voting this way is convenient.

The Notice provides instructions on how to access your proxy card or voting instructions form, which contain instructions on how to vote via the Internet or by telephone. For those shareholders who request to receive a paper proxy card or voting instructions form in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card or voting instructions form. Please follow the directions on these materials carefully.
How do I know if I am a beneficial owner of shares?
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instructions form.” If you request printed copies of the proxy materials by mail, you will receive a voting instructions form.
Can I change my mind after I vote?
You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Time, on May 14, 2012

•	Giving timely written notice to the Corporate Secretary of our Company

•	Delivering a timely later-dated proxy

•	Voting in person at the Annual Meeting
If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the Annual Meeting.
How many votes must be present to hold the Annual Meeting?
In order for us to conduct the Annual Meeting, the holders of a majority of the shares of the common stock outstanding as of March 20, 2012, must be present at the Annual Meeting in person or by proxy. This is referred to as a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you do one of the following:

•	Vote via the Internet or by telephone

•	Return a properly executed proxy by mail (even if you do not provide voting instructions)

•	Attend the Annual Meeting and vote in person

What vote is required to adopt each of the proposals?
Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. Directors will be elected by a plurality of votes, which means that the nine nominees receiving the highest number of “FOR” votes will be elected directors. Approval of each of the other matters on the agenda requires the affirmative vote of the majority of the shares of common stock present or represented by proxy.
Will my shares be voted if I do not provide my proxy?
If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy.
If your shares are held in the name of a brokerage firm or other nominee, under rules of the NYSE, your broker may vote your shares on “routine” matters even if you do not provide a proxy. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current year. If a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “FOR” votes or “AGAINST” votes, as the case may be, depending on how the broker votes. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will be voted in connection with the selection of PWC as our independent public accounting firm for the current year, but will not count as a “FOR” vote for any other matter, including the election of directors.
How are abstentions and broker non-votes counted?
A “broker non-vote” occurs when a broker, bank or other nominee that holds our common stock for a beneficial owner returns a proxy to us but cannot vote the shares it holds as to a particular matter because it has not received voting instructions from the beneficial owner and the matter to be voted on is not “routine” under the NYSE rules. Abstentions and broker non-votes are not treated as votes cast on a proposal. Therefore, an abstention or broker non-vote generally will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though they will be counted as present at the Annual Meeting in determining the presence of a quorum.
What if I return my proxy but do not provide voting instructions?
If you hold your shares directly in your own name, and you sign and return your proxy card (including over the Internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board recommends on each proposal.
When will the voting results be announced?
We will announce preliminary voting results at the Annual Meeting. We will report final results on our website at www.calpine.com and in a filing with the SEC on a Form 8-K.

Annual Meeting Admission
Only shareholders and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the proxy statement. Please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Proof of Calpine Corporation stock ownership as of the record date, along with photo identification, will be required for admission. Shareholders holding stock in an account at a brokerage firm, bank, broker-dealer or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones, BlackBerry phones or other smart phones, large bags or packages will be permitted at the Annual Meeting.
Expenses of Solicitation
We pay all costs of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, proxy statement and proxy. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone or by other electronic means. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. While we presently intend that solicitations will be made only by directors, officers and employees of the Company, we may retain outside solicitors to assist in the solicitation of proxies. Any expenses incurred in connection with the use of outside solicitors will be paid by us.
Householding
To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our proxy statement, our 2011 annual report and the Notice, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting.
If you wish to receive a separate copy of the 2011 annual report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, attention: Investor Relations, or call us at (713) 830-2000.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election as Directors
Upon recommendation of our Nominating and Governance Committee, our Board has nominated nine directors to serve on our Board of Directors until the 2013 annual meeting of shareholders and until their successors have been elected and qualified. Each nominee currently serves on our Board of Directors; eight are non-management directors and one serves as the President and Chief Executive Officer of the Company. The size of our Board is currently set at nine members and our directors are authorized to fill any vacancy on the Board.
If, at the time of the annual meeting, any nominee is unable or unwilling to serve as a director, the persons named as proxy holders will vote your proxy for the election of such substitute candidate as may be designated by the Board of Directors in accordance with Article III of our bylaws to fill the vacancy. The Board of Directors has no reason to believe any of the nominees will be unable or unwilling to serve if elected.
Our bylaws provide that the affirmative vote of a plurality of the shares present and voting is required to elect a director, which means that the nine nominees receiving the highest numbers of “FOR” votes at the Annual Meeting by the holders of shares of our common stock will be elected as directors.
Director Changes in 2011
Effective January 1, 2011, the Board of Directors appointed William E. Oberndorf to serve as a member of the Board until the next regularly scheduled annual election of directors. Mr. Oberndorf was elected to serve as a member of the Board during the annual election of directors at the 2011 annual meeting of shareholders.

The Board of Directors recommends you vote “FOR” each of the nominees described below.
Set forth in the table below is a list of our directors, together with certain biographical information, including their ages as of the date of this proxy statement.

Name	Age	Principal Occupation
Frank Cassidy	65	Retired President and Chief Operating Officer, PSEG Power LLC
Jack A. Fusco	49	President and Chief Executive Officer, Calpine Corporation
Robert C. Hinckley	64	Chairman and Managing Director, MCL Intellectual Property LLC
David C. Merritt	57	President, BC Partners, Inc.
W. Benjamin Moreland	48	President and Chief Executive Officer, Crown Castle International Corp.
Robert A. Mosbacher, Jr.	60	Chairman, Mosbacher Energy Company
William E. Oberndorf	58	Founding Partner, SPO Advisory Corp.
Denise M. O'Leary	54	Private Venture Capital Investor
J. Stuart Ryan	53	Chief Executive Officer, Aggregates USA and Founding Owner and President, Rydout, LLC
Frank Cassidy became a director of the Company on January 31, 2008. From 1969 to his retirement in 2007, Mr. Cassidy was employed at Public Service Enterprise Group, Inc. (“PSEG”), an energy and energy services company. From 1999 to 2007, Mr. Cassidy served as President and Chief Operating Officer of PSEG Power LLC, the wholesale energy subsidiary of PSEG. From 1996 to 1999, Mr. Cassidy was President and Chief Executive Officer of PSEG Energy Technologies, Inc. Prior to 1996, Mr. Cassidy held various positions of increasing responsibility at the Public Service Electric and Gas Company. Mr. Cassidy obtained a Bachelor of Science degree in Electrical Engineering from the New Jersey Institute of Technology and a Master of Business Administration degree from Rutgers University. Mr. Cassidy is the Chairman of the Compensation Committee. Mr. Cassidy's almost 40 years of diversified experience in the power generation and energy industries in various positions of increasing responsibility with PSEG provide him with strong insight, particularly with regard to power operations, power sector strategy, management and corporate governance matters, and make him a qualified member of our Board and effective Chairman of our Compensation Committee.

Jack A. Fusco has served as President and Chief Executive Officer of the Company and as a member of its Board of Directors since August 10, 2008. From July 2004 to February 2006, Mr. Fusco served as the Chairman and Chief Executive Officer of Texas Genco LLC. From 2002 through July 2004, Mr. Fusco was an exclusive energy investment advisor for Texas Pacific Group. From November 1998 until February 2002, he served as President and Chief Executive Officer of Orion Power Holdings, Inc. Prior to his founding of Orion Power Holdings, Inc., Mr. Fusco was a Vice President at Goldman Sachs Power, an affiliate of Goldman, Sachs & Co. Prior to joining Goldman Sachs, Mr. Fusco was employed by Pacific Gas & Electric Company or its affiliates in various engineering and management roles for approximately 13 years. Mr. Fusco served as a director on the board of Foster Wheeler Ltd., a global engineering and construction contractor and power equipment supplier, until February 2009 and Graphics Packaging Holdings, a paper and packaging company, until 2008. Mr. Fusco obtained a Bachelor of Science degree in Mechanical Engineering from California State University, Sacramento. Mr. Fusco's current management and leadership roles in the operation of Calpine Corporation coupled with more than 30 years of experience in the power industry, including as former Chief Executive Officer of two independent power companies, provide him with strong insight, particularly with regard to commercial and power operations, power sector strategy, commodities and management matters and make Mr. Fusco a valuable member of our Board.
Robert C. Hinckley became a director of the Company on January 31, 2008. From 1999 to 2001, Mr. Hinckley was an advisor to Xilinx, Inc., a supplier of programmable logic devices, and from 1991 to 1999 he was the Vice President, Strategic Plans and Programs as well as General Counsel and Secretary of Xilinx, Inc. In 1994, he also served as Xilinx's Chief Operating Officer. Prior to joining Xilinx, Mr. Hinckley was the Senior Vice President and Chief Financial Officer of Spectra Physics, Inc. Mr. Hinckley spent 11 years on active duty in the U.S. Navy. Mr. Hinckley obtained a Bachelor of Science degree from the U.S. Naval Academy. Mr. Hinckley is an adjunct Professor of Law at Tulane Law School and is a member of the Law School Dean's Advisory Board. He earned his Juris Doctorate degree from Tulane University Law School. Mr. Hinckley currently serves as the Chairman and Managing Director of MCL Intellectual Property LLC and participates as a member of the board of directors and advisory boards of several privately held companies. Mr. Hinckley is a member of both the Audit Committee and the Nominating and Governance Committee. Mr. Hinckley's legal expertise, including service as corporate general counsel and as a member of other boards of directors provide him with strong insight, particularly with regard to legal and corporate governance matters, and make him a valuable member of our Board and of our Audit Committee and Nominating and Governance Committee.
David C. Merritt became a director of the Company on February 8, 2006. Mr. Merritt is President and owner of BC Partners, Inc. and served as Senior Vice President and Chief Financial Officer of iCRETE LLC from October 2007 to March 12, 2009. From October 2003 until September 2007, he served as Managing Director of Salem Partners LLC, an investment banking firm. Mr. Merritt was an audit and consulting partner of KPMG LLP from 1985 to 1999. Mr. Merritt also serves as a director of Outdoor Channel Holdings, Inc., where he serves as a member of the Audit Committee; Charter Communications, Inc., where he also serves as a member of the Audit Committee; and Buffets Restaurants Holdings, Inc. Mr. Merritt obtained a Bachelor of Science degree in Business and Accounting from California State University, Northridge. Mr. Merritt's knowledge and expertise in accounting developed during his 14 years as a partner in a major accounting firm and his service on other boards of directors, including as chairman of other board audit committees provide him with strong insight, particularly with regard to accounting and financial matters, and make him a valuable member of the Board and effective Chairman of our Audit Committee.
W. Benjamin Moreland became a director of the Company on January 31, 2008. Since 1999, Mr. Moreland has been employed by Crown Castle International Corp., a provider of wireless communications infrastructure in Australia, Puerto Rico and the U.S., in various capacities, including his current position as President and Chief Executive Officer and, prior to that, as Executive Vice President and Chief Financial Officer. Mr. Moreland is also a director at Crown Castle International. Prior to joining Crown Castle International, he held various positions in corporate finance and real estate investment banking with Chase Manhattan Bank from 1984 to 1999. Mr. Moreland obtained a Bachelor of Business Administration degree from the University of Texas and a Master of Business Administration degree from the University of Houston. Mr. Moreland is a member of the Audit Committee. Mr. Moreland's successful leadership and executive experience as a Chief Executive Officer and Chief Financial Officer provide him with strong insight, particularly with regard to finance, equity markets, valuation and management matters, and make him a valuable member of our Board and of our Audit Committee.
Robert A. Mosbacher, Jr. has been a director of the Company since February 11, 2009. Mr. Mosbacher is the Chairman of Mosbacher Energy Company, a privately-held independent oil and gas exploration and production company located in Houston, Texas. Prior to that, Mr. Mosbacher was appointed by President George W. Bush in 2005 as the President and Chief Executive Officer of the Overseas Private Investment Corporation (“OPIC”), an independent U.S. government agency that helps small, medium and large American businesses expand into developing nations and emerging markets around the globe; he served in that position through January 2009. From 1986 until 2005, he served as President and Chief Executive Officer of Mosbacher Energy Company. From 1995 to 2003, Mr. Mosbacher also served as Vice Chairman of Mosbacher Power Group LLC. From August 1999 to October 2005, Mr. Mosbacher served as a Director of the Devon Energy Corporation. He also served on Devon's Compensation Committee from June 2003 to October 2005. In April 2009, Mr. Mosbacher resumed his role as a director of Devon, and in June 2009 he resumed his role as a member of Devon's Compensation Committee and the Nominating and Governance Committee.

Mr. Mosbacher obtained a Bachelor of Arts degree in Political Science from Georgetown University and a Juris Doctorate from Southern Methodist University. Mr. Mosbacher is a member of the Compensation Committee and the Nominating and Governance Committee. Mr. Mosbacher's extensive and varied management experience in the energy sector including natural gas and independent power generation, his experience with the Federal government at OPIC, and his service as a member of other boards and board committees provide him with strong insight, particularly with regard to energy, management and government and community relations matters, and make him a valuable member of our Board and of our Compensation Committee and Nominating and Governance Committee.
William E. Oberndorf was appointed by the Board to become a director of the Company on January 1, 2011. Mr. Oberndorf is a founding partner of SPO Advisory Corp., which is an owner of a number of businesses in a broad range of industries with an asset orientation. Mr. Oberndorf has served on the boards of numerous public and private companies. He currently serves as chairman of the board of Aggregates U.S.A. and Rosewood Hotels & Resorts. Mr. Oberndorf is also a member of the investment committee of Hotel Equity Funds and is a director emeritus of Plum Creek Timber Co. Mr. Oberndorf is a former board member of Taft Broadcasting Company, Voyager Learning Company, where he served as chairman, and Wometco Cable Television Corporation. Mr. Oberndorf received his Bachelor of Arts degree from Williams College and his Master of Business Administration from the Stanford Graduate School of Business. Mr. Oberndorf is a member of the Compensation Committee. Mr. Oberndorf's knowledge and understanding of capital markets as a result of his experiences as a private equity and a venture capital investor as well as his experience serving as a director and member of committees of other boards of directors provide him with strong insight, particularly with regard to capital allocation financing, capital markets and business strategy, and make him a valuable member of our Board and of our Compensation Committee.
Denise M. O'Leary became a director of the Company on January 31, 2008. Since 1996, she has been a private venture capital investor in a variety of early stage companies. From 1983 to 1996, Ms. O'Leary was an associate, then general partner, at Menlo Ventures, a venture capital firm providing long-term capital and management services to development stage companies. From 2002 to 2006, Ms. O'Leary was a member of the Board of Directors of Chiron Corporation, at which time the company was sold to Novartis AG. Ms. O'Leary is also a director of U.S. Airways Group, Inc., where she serves as a member of the Compensation Committee, and Medtronic, Inc., where she also serves as a member of the Compensation Committee. She obtained a Bachelor of Science degree in Industrial Engineering from Stanford University and obtained a Master in Business Administration from Harvard Business School. Ms. O'Leary is the Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Ms. O'Leary's knowledge and understanding of capital markets as a result of her experiences as a venture capital investor as well as her experience serving as a director and member of committees of other boards of directors provide her with strong insight, particularly with regard to corporate governance, ethics and financial matters, and make her a valuable member of our Board and of our Compensation Committee and Chair of our Nominating and Governance Committee.
J. Stuart Ryan became a director of the Company on January 31, 2008. In July 2011, Mr. Ryan became the Chief Executive Officer of Aggregates USA. He is also the founding owner and President of Rydout, LLC, a private investment firm focused on the energy and power industries since February 2003. He also has been a venture partner with SPO Advisory Corp. since 2003. In 2010, Mr. Ryan joined the Advisory Board of Banyan Energy, Inc., a venture stage company developing optical concentrators for solar modules. From 1986 through 2003, Mr. Ryan held various management positions with The AES Corporation, a global power company, including Executive Vice President from February 2000 and Chief Operating Officer from February 2002. Mr. Ryan earned a Bachelor of Science degree from Lehigh University and a Master of Business Administration degree from Harvard University. Mr. Ryan serves on the Lehigh University Board of Trustees and its Engineering Advisory Counsel. Mr. Ryan was appointed Chairman of the Board effective November 3, 2010. Mr. Ryan is also a member of the Nominating and Governance Committee. Mr. Ryan's extensive industry knowledge and experience spanning more than 20 years in the power and energy industries provide him with strong insight, particularly with regard to power sector, strategy, commodities, management and financial matters, and make him an effective Chairman of our Board and a valuable member of our Nominating and Governance Committee.
BOARD MEETINGS AND BOARD COMMITTEE INFORMATION
Meetings
During 2011, the Board of Directors held four meetings. In 2011, all directors attended at least 75% of the aggregate of meetings of the Board and the committees on which they served. It is our policy that all members of our Board attend our annual meetings of shareholders. Each director attended our 2011 annual meeting.

Committees and Committee Charters
Our Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The charter of each of these Committees is available on our website at www.calpine.com/about/oc_corpgov_committees.asp. You may also request printed copies of the charter(s) by sending a written request to our Corporate Secretary at the address set forth on the cover of this proxy statement. From time to time, the Board will create special committees to address specific matters such as financial or corporate transactions. During 2011, the Board held five special committee meetings to address various ad hoc corporate matters.
The following table identifies the individual members of our Board serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Frank Cassidy	—	Chair	—
Jack A. Fusco	—	—	—
Robert C. Hinckley	X	—	X
David C. Merritt	Chair	—	—
W. Benjamin Moreland	X	—	—
Robert A. Mosbacher, Jr.	—	X	X
William E. Oberndorf	—	X	—
Denise M. O'Leary	—	X	Chair
J. Stuart Ryan	—	—	X
Audit Committee
The Audit Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. In 2011, the Audit Committee held seven meetings.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare an audit report, to perform other audits, and to perform review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee. Annually, the Audit Committee recommends that the Board request shareholder ratification of the appointment of the independent registered public accounting firm. The Audit Committee also has direct responsibility to retain, evaluate and, when appropriate, to terminate the independent registered public accounting firm. The Audit Committee is also responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accounting firm.
The Audit Committee acts on behalf of the Board in monitoring and overseeing the performance of our internal audit function, and our chief accounting officer has direct access to the Audit Committee. The Audit Committee also oversees the operation of our internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accounting firm. The Audit Committee is also responsible for determining whether any waiver of our Code of Conduct will be permitted, and for reviewing and determining whether to approve any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” and the Audit Committee charter.
The Board of Directors has determined that the Audit Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards and the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of the Audit Committee has sufficient knowledge and understanding of the Company's financial statements to serve on the Audit Committee and is financially literate within the meaning of the NYSE listing standards as interpreted by the Board. The Board has further determined that each member of the Audit Committee satisfies the definition of “audit committee financial expert” as defined under the federal securities laws.

Compensation Committee
The Compensation Committee meets a minimum of four times a year and holds additional meetings as it deems necessary to perform its responsibilities. In 2011, the Compensation Committee held four meetings.
The Compensation Committee has authority for reviewing and approval of total compensation, including determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers. The Compensation Committee is responsible for administering our equity plans, including reviewing and granting equity awards to our executive officers. It also establishes and evaluates the achievement of any related performance goals. The Compensation Committee's recommendations concerning equity plans are subject to approval of our entire Board.
The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer's performance in light of those goals and objectives and determines and approves the Chief Executive Officer's compensation level on the basis of its evaluation. While the Compensation Committee has overall responsibility for executive compensation matters, as specified in its charter, the Compensation Committee reports its preliminary conclusions with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer to the other independent directors of our Board in executive session and solicits their input prior to finalizing its conclusions.
The Compensation Committee is also generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs.
As further described in the Compensation Discussion and Analysis section of this proxy statement, our management provides information, analysis and recommendations for the Compensation Committee's decision-making process in connection with the amount and form of executive compensation, except that no member of management may participate in the decision-making process with respect to his or her own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, the Compensation Discussion and Analysis addresses the role of management and of the Compensation Committee's independent compensation advisor, Pay Governance, in determining and recommending executive compensation. The responsibilities and activities of the Compensation Committee are further described under “Compensation Discussion & Analysis” and, “Report of the Compensation Committee” and in the Compensation Committee charter.
Our Board of Directors has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards.
Nominating and Governance Committee and Director Nominations
The Nominating and Governance Committee meets a minimum of four times a year and holds such additional meetings as it deems necessary to perform its responsibilities. In 2011, the Nominating and Governance Committee held four meetings.
The Nominating and Governance Committee's principal responsibilities are to assist the Board in reviewing and identifying individuals qualified to become Board members, consistent with the criteria established by the Board for director candidates, and to recommend to the Board nominees for directors for the next annual meeting of shareholders and to fill vacancies on the Board.
In carrying out its responsibilities, the Nominating and Governance Committee considers proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the chairman of the Nominating and Governance Committee, c/o Corporate Secretary, Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002. When considering a person to be recommended for nomination as a director, the Nominating and Governance Committee evaluates, among other factors, experience, accomplishments, education, skills, personal and professional integrity, diversity of the Board (in all aspects of that term) and the candidate's ability to devote the necessary time for service as a director (including directorships and other positions held at other corporations and organizations).
The Nominating and Governance Committee has no specific policy on director diversity. However, the Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes that such diversity is important because it provides varied perspectives, which promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management's formulation and implementation of strategic initiatives. The Board believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board. In the Board's executive sessions and in annual performance evaluations conducted by the Board and its committees, the Board from time to time considers whether the Board's composition promotes a constructive and collegial environment. In determining whether an incumbent director should stand for re-election, the Nominating and Governance Committee considers the above factors, as well as that director's personal and professional integrity, attendance, preparedness, participation and candor, the individual's satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines and other relevant factors as determined by the Board.
Our Nominating and Governance Committee also reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board. The Nominating and Governance Committee also oversees evaluations of the Board and committees of the Board and, unless performed by the Compensation Committee, our senior managers.
Finally, the Nominating and Governance Committee has the responsibility to develop and recommend to the Board a set of corporate governance guidelines and propose changes to such guidelines from time to time as may be appropriate. See “Corporate Governance Matters — Corporate Governance Guidelines.” The responsibilities and activities of the Nominating and Governance Committee are further described in the Nominating and Governance Committee charter.
Our Board of Directors has determined that the Nominating and Governance Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee (whose names appear under “— Report of the Compensation Committee”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee.
REPORT OF THE AUDIT COMMITTEE
On behalf of the Board of Directors of Calpine Corporation (the “Company”), the Audit Committee oversees the operation of the Company's system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of its independent registered public accounting firm. The Audit Committee's function is one of oversight, recognizing that the Company's management is responsible for preparing its financial statements, and the Company's independent registered public accounting firm is responsible for auditing those financial statements.
Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2011, and management's assessment of internal control over financial reporting as of December 31, 2011.
The Audit Committee has also discussed with PWC the matters required to be discussed by the Statement on Auditing Standards No. 61 (as amended), as adopted by Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures in the letter from PWC required by the applicable requirements of the PCAOB regarding PWC's independence and has discussed with PWC their independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements for the year ended December 31, 2011, be included in its annual report on Form 10-K for the fiscal year then ended. The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm and has asked the shareholders to ratify the selection.
David C. Merritt (Chair)
Robert C. Hinckley
W. Benjamin Moreland
The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board's role in overseeing executive compensation, compensation and expenses for non-management directors, communications between shareholders and directors, Board committee structures and assignments and review and approval of related person transactions. A copy of our Corporate Governance Guidelines is available on our website at www.calpine.com/about/oc_corpgov.asp. You may also request a printed copy of the guidelines free of charge by sending a written request to our Corporate Secretary at the address on the cover of this proxy statement.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board believes that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Upon emergence from Chapter 11 bankruptcy in 2008, the newly constituted Board believed that the interests of Calpine and its shareholders would be better served by separating the positions of Chief Executive Officer and Chairman of the Board. The Board believed as the Company transitioned from Chapter 11 bankruptcy it would be important to have:

•	the Chief Executive Officer and management focused on managing the business and strategic direction of the Company;

•	the Board of Directors providing independent oversight of management and the Chief Executive Officer; and

•	the Chairman of the Board of Directors providing guidance.
At present, the Board has chosen to continue separating the two roles. We believe that our current leadership structure promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis, particularly given the continuing concentration of ownership between our two major shareholders. Nevertheless, the Board recognizes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual. The Board periodically evaluates whether the Board leadership structure should be changed in light of specific circumstances applicable to us.
Code of Conduct and Ethics
Our Code of Conduct and Corporate Governance Guidelines regulate related party transactions and apply to all directors, officers and employees. The Code of Conduct requires that each individual deal fairly, honestly and constructively with governmental and regulatory bodies, customers, suppliers and competitors, and it prohibits any individual's taking unfair advantage through manipulation, concealment, abuse of privileged information or misrepresentation of material facts. Further, it imposes an express duty to act in the best interests of the Company and to avoid influences, interests or relationships that could give rise to an actual or apparent conflict of interest. If any question as to a potential conflict of interest arises, employees are directed to notify their supervisors and the Chief Legal Officer and, in the case of directors and the Chief Executive Officer, they are to notify the Audit Committee of our Board of Directors. We require our executives to comply with our Code of Conduct as a condition of employment.
Our Code of Conduct also prohibits directors, officers and employees from competing with us, using Company property or information, or such employee's position, for personal gain, and taking corporate opportunities for personal gain. Waivers of our Code of Conduct must be explicit. The director, officer or employee seeking a waiver must provide his supervisor and the Chief Legal Officer with all pertinent information and, if the Chief Legal Officer recommends approval of a waiver, it shall present such information and the recommendation to the Audit Committee of our Board of Directors. A waiver may only be granted if (i) the Audit Committee is satisfied that all relevant information has been provided and (ii) adequate controls have been instituted to assure that the interests of the Company remain protected. In the case of our Chief Executive Officer and our directors, any waiver must also be approved by both the Audit Committee and the Nominating and Governance Committee. Any waiver that is granted, and the basis for granting the waiver, will be publicly communicated as appropriate, including posting on our website, as soon as practicable. We granted no waivers under our Code of Conduct in 2011. The Code of Conduct is posted on our website at http://www.calpine.com/about/oc_corpgov.asp. You may also request a printed copy of the Code of Conduct free of charge by sending a written request to our Corporate Secretary at the address listed on the cover of this proxy statement. We intend to post any amendments and any waivers of our Code of Conduct on our website within four business days.

Director Independence
Our independent directors are: Frank Cassidy, Robert C. Hinckley, David C. Merritt, W. Benjamin Moreland, Robert A. Mosbacher, Jr., William E. Oberndorf, Denise M. O'Leary and J. Stuart Ryan. With eight independent directors out of nine total directors, the Board has satisfied its objective as set forth in the Corporate Governance Guidelines to have at least three-quarters of the Board consist of independent directors, as well as NYSE listing standards requiring that at least a majority of the Board consist of independent directors.
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board considers the following transactions, relationships and arrangements in determining director independence (which are included in our Corporate Governance Guidelines). Under these guidelines, a member of the Board of Directors may be considered independent if such member has not been employed by the Company within the last three years (other than as interim Chairman of the Board of Directors or interim Chief Executive Officer) and:

•	does not have an immediate family member that has been employed by the Company as an executive officer within the last three years;

•
has not received more than $120,000 in direct compensation from the Company within the last three years other than for services as a member of the Board of Directors, interim Chairman of the Board of Directors or interim Chief Executive Officer;

•	is not, and has not been within the last three years, an executive officer or an employee of a significant customer or supplier of the Company;

•	is not, and has not been within the last three years, affiliated with or employed by the Company's present or former internal or external auditor;

•	is not affiliated with any not-for-profit entity which, in the business judgment of the Board of Directors, receives significant contributions from the Company;

•	is not employed as an executive officer of a public company at which an executive officer of the Company serves as a member of such public company's board of directors;

•	has not had any of the relationships described above with any affiliate of the Company;

•
is not a member of the immediate family of any individual, or have an immediate family member, with any of the relationships described in the bulleted paragraphs above (where an “immediate family member” includes spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than a domestic employee) who shares the director's or other individual's home); and

•	has no other material relationship which, in the business judgment of the Board of Directors, would impair his or her ability to exercise independent judgment.
Notwithstanding the foregoing, each member of the Board of Directors must meet any mandatory qualifications for membership on the Board, and the Board as a whole must meet the minimum independence requirements imposed by any exchange or market on which our common stock is listed and any other laws and regulations applicable to us. Each member of the Board of Directors is required to promptly advise the Chairman of the Board (or the Lead Director if one has been appointed as described below) and the Nominating and Governance Committee of any matters which, at any time, may affect such member's qualifications for membership under the criteria imposed by any applicable exchange or market, any other laws and regulations or these guidelines, including, but not limited to, such member's independence.
In reaching its determinations, the Board reviewed the categorical standards listed above, the corporate governance rules of the NYSE and the individual circumstances of each director and determined that each of the directors identified above as independent satisfied each standard. In particular, in determining that Messrs. Oberndorf and Ryan are independent directors, the Board considered the beneficial ownership of shares by such directors, or entities deemed to be controlled by such directors or by which such directors are employed or are otherwise related (other than shares or options to purchase shares granted to such directors as compensation for their services as directors), including the fact that Messrs. Ryan and Oberndorf are affiliated with a stockholder that holds approximately 16.1% of the common stock of Calpine. In this context, the Board reviewed the NYSE's position that the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

Business Relationships and Related Party Transactions Policy
We have adopted a written policy regarding approval requirements for related person transactions. Under our related person transactions policy, our Chief Legal Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the relevant facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. Under our policy, transactions (i) that involve directors, director nominees, executive officers, significant shareholders or other “related persons” in which the Company is or will be a participant and (ii) of the type that must be disclosed under the SEC's rules must be referred by the Chief Legal Officer to our Audit Committee for the purpose of determining whether such transactions are in the best interests of the Company. Under our policy, it is the responsibility of the individual directors, director nominees, executive officers and holders of five percent or more of the Company's Common Stock to promptly report to our Chief Legal Officer all proposed or existing transactions in which the Company and they, or any related person of theirs, are parties or participants. The Chief Legal Officer (or the Chief Executive Officer, in the event the transaction in question involves the Chief Legal Officer or a related person of the Chief Legal Officer) is then required to furnish to the Chairman of the Audit Committee reports relating to any transaction that, in the Chief Legal Officer's judgment, may require reporting pursuant to the SEC's rules or may otherwise be the type of transaction that should be brought to the attention of the Audit Committee. The Audit Committee considers material facts and circumstances concerning the transaction in question, consults with counsel and other advisors as it deems advisable and makes a determination or recommendation to the Board of Directors and appropriate officers of the Company with respect to the transaction in question. In its review, the Audit Committee considers the nature of the related person's interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company and any other matters deemed important or relevant. Upon receipt of the Audit Committee's recommendation, the Board of Directors or officers, take such action as deemed appropriate in light of their respective responsibilities under applicable laws and regulations.
Chairman/Lead Director, Executive Sessions of Independent Directors and Communications with the Board
Our Corporate Governance Guidelines provide that a Chairman will be selected annually by a majority of the entire Board of Directors. The Chairman is to be selected from among the independent directors provided that, if the Board of Directors determines that it is appropriate to have, and selects, a Chairman that is not independent, the Board of Directors shall also select a Lead Director from among the independent directors. The Chairman and the Lead Director, if any, will have such duties and responsibilities as may be set forth in the Corporate Governance Guidelines from time to time. Mr. Ryan is our current Chairman.
Under our Corporate Governance Guidelines, non-management directors hold an executive session without management at each regularly scheduled Board meeting. Our Corporate Governance Guidelines also require that, at least once each year, the independent members of the Board of Directors (if different from the non-management directors) meet in executive session.
A majority of our independent directors has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by shareholders and other interested persons to our Board of Directors. Such communications may be addressed to:
Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, Texas 77002
Attn: Corporate Secretary
Interested parties may also send communications by e-mail addressed to the Board, individual director(s) or committee (s) at Board_of_Directors@calpine.com.
Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board, a committee or any individual director. If, upon opening any correspondence, the Corporate Secretary determines that it contains materials unrelated to the business or operations of the Company or to the Board's functions, including magazines, solicitations or advertisements, the contents may be discarded.
Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman (or Lead Director) by letter to the above address, marked for the attention of the Chairman or Lead Director, as applicable. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

The Board's Role in Risk Oversight
In the normal course of its business, Calpine is exposed to a variety of risks, including (i) financial risks relating to changes in commodity prices and interest rates, (ii) operational risks, including long-term changes in commodity prices, risks of changing technology affecting the Company's resource base, governmental policy decisions, and increasing competition from renewable sources of power generation, (iii) legislative and regulatory risks, including those related to climate change and air emissions, and (iv) general economic, credit and investment risks.
The full Board of Directors oversees the Company's risk management policies with an emphasis on understanding the key enterprise risks affecting the Company's business. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company's long-term strategies.
The Company has a Risk Management Committee, chaired by the Chief Risk Officer, consisting of key operating, finance, legal and control executives. The committee meets throughout the year to review risk exposures and controls. At least annually, the Chief Risk Officer presents a comprehensive review of the Company's corporate risk policy to the full Board of Directors, discussing the risk control organization and risk control practices. The full Board of Directors also receives updates at other meetings during the year on any particular matters relating to risk controls that management believes need to be brought to the attention of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of March 7, 2012, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of March 7, 2012, as a group. Unless otherwise stated, the address of each named executive officer and director is c/o Calpine Corporation, Suite 1000, 717 Texas Avenue, Houston, Texas 77002.

Name	Common Shares Beneficially Owned(1)	Shares Individuals Have the Right to Acquire Within 60 Days	Total Number of Shares Beneficially Owned(1)	Percent of Class
SPO Advisory Corp.(2)	77,658,337	15,323	77,673,660	16.1%
Luminus Management LLC(3)	74,547,851	—	74,547,851	15.4%
T. Rowe Price Associates, Inc.(4)	38,148,680	—	38,148,680	7.9%
Jack A. Fusco(5)	500,000	3,236,400	3,736,400	*
Zamir Rauf(6)	41,300	144,900	186,200	*
John B. Hill(7)	60,745	788,839	849,584	*
W. Thaddeus Miller(8)	151,232	1,006,800	1,158,032	*
Jim D. Deidiker(9)	8,011	50,000	58,011	*
Frank Cassidy(10)	20,352	—	20,352	*
Robert C. Hinckley(10)	21,584	—	21,584	*
David C. Merritt(10)	5,029	15,323	20,352	*
W. Benjamin Moreland(10)	11,396	8,956	20,352	*
Robert A. Mosbacher, Jr.(10)	15,323	—	15,323	*
William E. Oberndorf (2)(11)	77,501,208	—	77,501,208	16.1%
Denise M. O'Leary(10)	13,985	6,367	20,352	*
J. Stuart Ryan(2)(10)(12)	77,477,537	15,323	77,492,860	16.0%
All executive officers and directors as a group (14 persons)	78,391,172	5,301,808	83,692,980	17.1%
_____________

*	The percentage of shares beneficially owned by such director or named executive officer does not exceed one percent of the outstanding shares of common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them. A total of 482,819,270 shares of common stock are considered to be outstanding on March 7, 2012, pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2)	According to filings made with the SEC, SPO Advisory Corp. possesses shared voting and dispositive power over such shares with the following reporting persons:

Reporting Person	Number of Shares with Sole Voting and Dispositive Power	Number of Shares with Shared Voting and Dispositive Power	Aggregate Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
SPO Partners II, L.P.	70,541,012	—	70,541,012	14.6%
SPO Partners II Co-Investment Partnership, L.P.	4,234,400	—	4,234,400	*
SPO Advisory Partners, L.P.	74,775,412	—	74,775,412	15.5%
San Francisco Partners, L.P.	2,697,096	—	2,697,096	*
SF Advisory Partners, L.P.	2,697,096	—	2,697,096	*
John H. Scully	146,500	77,472,508	77,619,008	16.1%
William E. Oberndorf(a)	28,700	77,472,508	77,501,208	16.1%
Edward H. McDermott	5,600	77,472,508	77,478,108	16.0%
J. Stuart Ryan(b)	20,352	77,472,508	77,492,860	16.1%
Phoebe Snow Foundation, Inc.	141,500	—	141,500	*
_____________

*	Less than 1%.

(a)	These amounts do not include an award of 5,451 restricted stock units issued to Mr. Oberndorf on May 11, 2011, for which vesting has not yet occurred.

(b)
The 20,352 shares with sole voting and dispositive power reported and the total shares reported includes 8,956 and 6,367 restricted stock units received by Mr. Ryan on May 7, 2009 and May 19, 2010, respectively, as compensation for serving as a director during 2009 and 2010 pursuant to the Director Plan. The awards vested on May 7, 2010 and May 10, 2011, but Mr. Ryan elected to defer the distribution dates until June 2, 2016 and December 15, 2017, respectively. These amounts do not include awards of 5,451 and 3,028 restricted stock units granted to Mr. Ryan on May 11, 2011, for which vesting has not yet occurred and will not occur within the next 60 days of March 7, 2012. See footnote 10 of Security Ownership of Certain Beneficial Owners for more information. Shares included under "Number of Shares with Shared Voting and Dispositive Power" represent shares over which Mr. Ryan has shared dispositive power.

According to filings with the SEC, the principal business address of SPO Advisory Corp. is 591 Redwood Highway, Suite 3215, Mill Valley, CA 94941.

(3)	According to filings made with the SEC, Luminus Management LLC possesses shared voting and dispositive power over such shares with the following reporting persons:

Reporting Person	Number of Shares with Sole Voting and Dispositive Power	Number of Shares with Shared Voting and Dispositive Power	Aggregate Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Luminus Management, LLC	—	74,547,851	74,547,851	15.4%
LSP Cal Holdings I, LLC	—	74,547,851	74,547,851	15.4%
LSP Cal Holdings II, LLC	—	74,547,851	74,547,851	15.4%
LS Power Partners, L.P.	—	74,547,851	74,547,851	15.4%
LS Power Partners II, L.P.	—	74,547,851	74,547,851	15.4%
Vega Asset Partners, L.P.	—	74,547,851	74,547,851	15.4%
Vega Energy GP, LLC	—	74,547,851	74,547,851	15.4%
Luminus Energy Partners Master Fund, Ltd.	—	74,547,851	74,547,851	15.4%
Farrington Capital, LP	—	74,547,851	74,547,851	15.4%
Farrington Management, LLC	—	74,547,851	74,547,851	15.4%

According to filings made with the SEC, the principal business address of each of Luminus Management, LLC, Vega Asset Partners, L.P. and Luminus Energy Partners Master Fund, Ltd. is 1700 Broadway, 38th Floor, New York, NY 10019 and the principal business address of each of LSP Cal Holdings I, LLC, LSP Cal Holdings II, LLC, LS Power Partners, L.P. and LS Power Partners II, L.P. is 1700 Broadway, 35th Floor, New York, NY 10019. No address was provided for Farrington Capital, LP, Farrington Management, LLC or Vega Energy GP, LLC.

(4)
According to filings with the SEC, T. Rowe Price Associates, Inc. (“Price Associates”) possesses sole voting power over 9,747,780 shares and sole dispositive power over 38,148,680 shares. These securities are owned by various individual and institutional investors for whom Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to filings made with the SEC, the principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates may have made additional transactions in our common stock since their most recent filings with the SEC. Accordingly, the information presented may not reflect all of the shares currently beneficially owned by Price Associates.

(5)
Of the total shares reported, 500,000 shares are owned by Fusco Energy Investment LLP and may be deemed to be beneficially owned by Mr. Fusco as the General Partner thereof. Mr. Fusco has the right to acquire 3,236,400 vested option shares (645,000 shares, 762,600 shares, 861,000 shares and 967,800 shares at exercise prices of $15.99, $19.19, $21.59 and $23.99 per share, respectively).

(6)
Of the total shares reported, Mr. Rauf has the right to acquire 144,900 vested option shares (23,200 shares, 21,700 shares and 100,000 shares at exercise prices of $16.90, $18.38 and $8.01 per share, respectively).

(7)
Of the total shares reported, Mr. Hill has the right to acquire 788,839 vested option shares (157,249 shares, 185,952 shares, 209,823 shares and 235,815 shares at exercise prices of $18.00, $21.60, $24.30 and $27.00 per share, respectively).

(8)
Of the total shares reported, 149 shares are held directly by Mr. Miller; 60,773 shares are owned by grantor retained annuity trusts and may be deemed to be beneficially owned by Mr. Miller as the sole recipient of the annuity payments and the trustee of such trusts; and 90,310 shares are owned by separate trusts of which Mr. Miller's children are respective beneficiaries and Mr. Miller and his spouse serve as trustees, and therefore may be deemed to be indirectly beneficially owned by Mr. Miller. Of the total shares reported, Mr. Miller has the right to acquire 1,006,800 vested option shares (207,000 shares, 236,400 shares, 265,800 shares and 297,600 shares at exercise prices of $16.60, $19.19, $21.59 and $23.99 per share, respectively).

(9)	Of the total shares reported, Mr. Deidiker has the right to acquire 50,000 vested option shares at an exercise price of $8.25 per share.

(10)
On May 7, 2009, each member of the Board of Directors received an award of 8,956 restricted stock units pursuant to the Director Plan, vesting on May 7, 2010. The following members of the Board elected to defer the distribution date of such restricted stock units as follows: Mr. Merritt - to June 30, 2014 and Mr. Moreland - to May 1, 2013, and Mr. Ryan - to June 2, 2016. On May 19, 2010, each member of the Board of Directors received an award of 6,367 restricted stock units pursuant to the Director Plan, vesting on May 10, 2011. The following members of the Board elected to defer the distribution date of such restricted stock units as follows: Mr. Merritt - to May 19, 2015, Ms. O'Leary - to June 2, 2017, and Mr. Ryan - to December 15, 2017. All restricted stock units awarded to our directors will be automatically distributed on their elected distribution dates, subject to an earlier distribution upon termination of the director's service on the Board of Directors.

(11)
Of these shares, 77,472,508 shares may be deemed to be beneficially owned by Mr. Oberndorf as a partner of SPO Advisory Corp. Mr. Oberndorf disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. See footnote 2 for additional information.

(12)
Of these shares, 77,472,508 shares may be deemed to be beneficially owned by Mr. Ryan solely in his capacity as an advisor to SPO Advisory Corp. Mr. Ryan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. See footnote 2 for additional information. See footnote 10 for additional information on restricted stock units.

DIRECTOR COMPENSATION
The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our Board for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Frank Cassidy	100,000	89,996	189,996
Robert C. Hinckley	104,000	89,996	193,996
David C. Merritt	110,000	89,996	199,996
W. Benjamin Moreland	90,000	89,996	179,996
Robert A. Mosbacher, Jr.	104,000	89,996	193,996
William E. Oberndorf	90,000	89,996	179,996
Denise M. O'Leary(2)	104,000	89,996	193,996
J. Stuart Ryan	190,000	139,988	329,988
_____________

(1)
The amounts set forth next to each award represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For discussion of the assumptions used in these valuations, see Note 12 of the Notes to Consolidated Financial Statements included in the Company's 2011 annual report. Represents (i) 5,451 restricted stock units granted to each of Ms. O'Leary and Messrs. Cassidy, Hinckley, Merritt, Moreland, Mosbacher, Oberndorf, and Ryan on May 11, 2011 pursuant to the 2008 Director Incentive Plan (the “Director Plan”) and (ii) in the case of Mr. Ryan, 3,028 restricted stock units granted on May 11, 2011 pursuant to the 2008 Equity Incentive Plan (“the Equity Plan”) for his services as the Chairman of the Board of Directors, vesting on the earlier to occur of the first anniversary date of the date of grant or the day immediately preceding the date of the 2012 Annual Meeting of the Stockholders. All such grants remain outstanding at December 31, 2011.

(2)
Ms. O'Leary was entitled to receive an additional annual retainer of $10,000 for her service as Chairman of the Nominating & Governance Committee, but elected to forego this additional annual retainer for 2011.

Our Corporate Governance Guidelines provide that compensation for our non-employee directors' services may include annual cash retainers, shares of our common stock and options for such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of a subsidiary. We also reimburse directors for their reasonable out-of-pocket and travel expenses in connection with attendance at Board and committee meetings. Our Compensation Committee reviews director compensation annually and makes recommendations to the Board with respect to compensation and benefits provided to the members of the Board. Our Corporate Governance Guidelines provide that director compensation should be fair and equitable to enable the Company to attract qualified members to serve on its Board.
We had the following compensation structure for non-employee directors for 2011:

	Annual Retainer ($)	Meeting Fees ($)	Restricted Stock Unit Award Value ($)	Committee Chair Retainer ($)
Outside Board Members	56,000	20,000	90,000(1)	—
Chairman of the Board	100,000(2)	—	50,000(3)	—
Audit Committee	—	14,000	—	20,000
Compensation Committee	—	14,000	—	10,000
Nominating and Governance Committee	—	14,000	—	10,000
_____________

(1)	Restricted stock units vest on the earlier to occur, the first anniversary of the date of grant or the day immediately preceding the date of the next annual meeting of the shareholders.

(2)	The Chairman of the Board will receive this amount in addition to the annual retainer.

(3)	The Chairman of the Board will receive this additional amount in a grant of restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section of the proxy statement explains how our executive compensation programs are designed and operate with respect to the following officers identified in the “Summary Compensation Table” below (the “named executive officers”):

Jack A. Fusco	President and Chief Executive Officer
Zamir Rauf	Executive Vice President and Chief Financial Officer
John B. Hill	Executive Vice President and Chief Operating Officer
W. Thaddeus Miller	Executive Vice President, Chief Legal Officer and Secretary
Jim D. Deidiker	Senior Vice President and Chief Accounting Officer
Executive Summary
Our goal is to be recognized as the premier independent power company in the U.S. The Compensation Committee believes that our executive compensation program is instrumental in helping the Company achieve this goal. Our executive compensation program is simple in design. The compensation of our named executive officers consists almost exclusively of base salary, annual cash incentives, and grants of equity, primarily in the form of stock options.
Our compensation program is designed to focus and reward our named executive officers for continued success. Consistent with our compensation philosophy (as discussed below), the Compensation Committee ties a substantial majority of the compensation opportunity of our executive officers, including our named executive officers, to their achievement of annual financial and operational objectives that further our long-term business goals and the creation of sustainable long-term shareholder value. As a result, a significant portion of our named executive officers' total compensation is variable and linked to performance. Our annual cash incentive bonuses are tied to the achievement of corporate performance goals for key financial and operating metrics. Our long-term incentives are principally provided in the form of stock options and restricted stock which are tied to the appreciation of the price of our common stock. Our Chief Executive Officer (“CEO”) joined Calpine in 2008. The following chart illustrates that 90% of his pay over the past four years is tied to performance-based short- and long-term incentives. Similarly, 75% of the average pay mix of our other four named executive officers (“Other NEOs”), as a group, over the past four years is also performance based.

_______________

(1)	Other includes perquisites and other personal benefits. See “Executive Compensation — Summary Compensation Table” for further information.

2011 Financial Performance Highlights and Compensation Decisions for Our Named Executive Officers
Our executive compensation decisions in 2011 were greatly influenced by continued strong operating results in a challenging economic environment. Several key operating performance measures that drive our success and shareholder value — strong Commodity Margin, cost management, financially disciplined growth, availability and reliability of our power plants as well as a high level of operational safety — are used in the annual incentive plan for our named executive officers. For the year ended December 31, 2011, we exceeded our target thresholds for Expenses, CAPEX/Maintenance, Growth CAPEX and Average EFOF. See “— Elements of Compensation” for how these corporate performance goals are defined. The share price of the Company's common stock increased 22% in 2011 and continues our trend of leading our peer group (see peer group companies and selection criteria below in “Comparator Group”) in total shareholder return since the beginning of 2009.
In addition to our financial performance achievements, we achieved key strategic objectives during 2011 to maintain financially disciplined growth, to enhance shareholder value through capital allocation and share repurchases and set the foundation for continued growth and success. A comparison of some of our key operating performance measures compared to 2010 is provided below (in millions, except percentages and per share amounts):

	2011	2010
Commodity Margin(1)	$2,535	$2,537
Expenses(1)	$810	$826
CAPEX & major maintenance expense(1)	$397	$522
Growth CAPEX(1)	$75	n/a
Average EFOF(1)	3.3%	4.0%
TRIR(1)	1.5%	2.8%
Income from operations	$800	$901
Cash flow	$(75)	$338
Earnings (Loss) Per Share	$(0.39)	$0.06
Share Price on December 31	$16.33	$13.34
Total shareholder return	22.4%	21.3%
_____________

(1)	As defined later in this section in our 2011 CIP Performance Score Calculation in “—Elements of Compensation.”
Our fiscal year 2011 compensation actions and decisions were substantially based on our named executive officers' accomplishments and contributions to the Company's performance results, as highlighted above. The annual cash incentive bonus, pursuant to the Calpine Incentive Plan, was 97% of target for 2011 compared to 105% for 2010. Further details of our base salaries, 2011 CIP performance score calculation and other key strategic achievements are discussed in greater detail under “Compensation Discussion and Analysis — Determining Executive Compensation.”

Our Compensation Program Objectives and Guiding Principles
The Compensation Committee believes that the compensation program for our named executive officers emphasizes at-risk, performance-based compensation without motivating excessive risk taking. The Compensation Committee believes that our executive compensation program also helps Calpine to recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the Company in creating value for our shareholders. We believe that the mix and structure of compensation strikes an appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The compensation objectives and principles that govern the Company's compensation decisions include:

•
Alignment with Shareholders' Interests — Our long-term incentive awards are equity-based, linking a significant portion of our named executive officers' pay to the value and appreciation in the value of our share price.

•
Pay for Performance — A significant portion of compensation for our named executive officers is linked to performance through appreciation of the price of our common stock and the achievement of corporate performance goals and certain financial and operating metrics that we believe drive the value of our share price.

•
Emphasis on Performance Over Time — The compensation program for our named executive officers is designed to mitigate excessive short-term decision making and risk taking. The value of long-term incentives is substantially greater than the annual cash incentive bonus and our annual incentive plan limits the maximum cash incentive bonus that can be earned in a given year. The Compensation Committee also retains the discretionary power to reduce annual incentive awards below calculated values.

•
Recruitment, Retention and Motivation of Key Leadership Talent — We provide an appropriate combination of fixed and variable compensation designed not only to attract and motivate the most talented executives for Calpine, but also to encourage retention by vesting equity awards over three to five years.

Results of the 2011 Advisory Vote on Executive Compensation (“say-on-pay”)
At the Company's annual meeting of shareholders held in May 2011, our shareholders were asked to approve the Company's fiscal 2010 executive compensation programs. A substantial majority (99%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. As Calpine regularly engages shareholders to discuss a variety of aspects of our business and welcomes shareholder input and feedback, the “say-on-pay” vote serves as an additional tool to guide the Board and the Compensation Committee in ensuring alignment of Calpine's executive compensation programs with shareholder interests. The Compensation Committee believes that these results affirm our shareholders' support of the Company's approach to executive compensation, and therefore did not change its approach in 2011. The Compensation Committee will continue working to ensure that the design of the Company's executive compensation programs is focused on long-term shareholder value creation, emphasizes pay for performance and does not encourage the taking of short-term risks at the expense of long-term results. The Compensation Committee will continue to use the “say-on-pay” vote as a guidepost for shareholder sentiment and continue to take into account shareholder feedback in making compensation decisions.
Determining Executive Compensation
In determining base salary, annual bonuses and equity awards, the Compensation Committee uses the relevant executive officer's current level of total compensation as the starting point. The committee bases any adjustments to the current pay level on several factors, including the scope and complexity of the functions the executive officer oversees, the contribution of those functions to our overall performance, individual experience and capabilities, individual performance and competitive pay practices. In addition, wealth accumulation is considered when making long-term incentive grants. In evaluating total compensation for Messrs. Fusco, Miller and Hill, the Compensation Committee considered prior equity grants made to them pursuant to their respective employment agreements or letter agreements, as applicable. Any variations in compensation among our executive officers reflect differences in these factors.
2011 Performance and Strategic Accomplishments Considered in Determining Executive Compensation
In addition to our financial performance achievements, the Company accomplished the following key strategic objectives during 2011 to maintain financially disciplined growth, to enhance shareholder value through capital allocation and share repurchases and set the foundation for continued growth and success:

•
On August 23, 2011, we announced that our Board of Directors had authorized the repurchase of up to $300 million in shares of our common stock. Through the filing of the Company's 2011 annual report, 8,524,576 shares of our outstanding common stock have been repurchased under this program for approximately $124 million at an average price of $14.60 per share.

•
We issued our 2023 First Lien Notes, terminated our First Lien Credit Facility and extended our corporate debt maturities. Together, these changes eliminated the more restrictive of our debt covenants, resulting in increased operational, strategic and financial flexibility in managing our capital resources including the flexibility to reinvest more earnings for organic growth, issue and/or buyback shares of our common stock and incur additional debt, if needed, for acquisitions or development projects. Additionally, we achieved attractive yields and a maturity schedule stretching from 2017 to 2023 with no more than $2.0 billion of corporate debt maturing in any given year.

•
We have further continued to reduce our overall cost of debt and simplify our capital structure by refinancing subsidiary level debt with corporate level term loans eliminating the need for subsidiary level reporting and the potential for cash to be temporarily trapped at the subsidiary level. On March 9, 2011, we closed on the $1.3 billion Term Loan and used the net proceeds received, together with operating cash on hand, to fully retire the approximately $1.3 billion NDH Project Debt in accordance with its repayment terms. On June 17, 2011, we repaid approximately $340 million of project debt with the proceeds received from $360 million in borrowings under the New Term Loan.

•
Over the course of 2011, we successfully originated several new long-term contracts with customers in our West and Southeast regions, including those related to our Pastoria, Carville and Auburndale power plants.

•
On June 24, 2011, we closed on the approximately $845 million Russell City Project Debt to fund the construction of Russell City Energy Center and on August 23, 2011, we closed on the $373 million Los Esteros Project Debt to fund the upgrade of our Los Esteros Critical Energy Facility.

•
We continue to grow our presence in core markets with an emphasis on expansions or upgrades at existing sites and power plants. Our York Energy Center, a 565 MW dual fuel, combined-cycle power plant achieved COD on March 2, 2011, and began selling power under a six-year PPA with a third party which commenced on June 1, 2011. Construction of our Russell City Energy Center, which closed on construction financing in June 2011, and upgrades at our Los Esteros Critical Energy Facility, which closed on construction financing in August 2011, continue to move forward with expected completion dates in 2013. In addition, we have continued to make progress with our turbine upgrade program and have ongoing development activities related to our geysers assets and in our Mid-Atlantic and Texas markets.

Compensation Consultant
The Compensation Committee has authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. As part of the process of evaluating our compensation practices in 2011, the Compensation Committee retained Pay Governance, a national compensation consulting firm, as its independent compensation advisor. The independent compensation advisor provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2011, the compensation advisor regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, our proxy disclosure, and individual pay decisions with respect to our named executive officers and other executive officers. While our advisor regularly consults with management in performing work requested by the Committee, Pay Governance did not perform any separate additional services for management.
Comparator Group
We believe that it is appropriate to offer industry competitive cash and equity compensation packages to our named executive officers in order to attract and retain top executive talent. The compensation comparator group allows us to monitor the compensation practices of our primary competitors for executive talent. However, we do not rely on this information to target any specific pay percentile for our executive officers. Instead, we use this information as a general overview of market practices and to ensure that we make informed decisions on executive pay packages.

To help us evaluate our overall 2011 compensation, our compensation advisor analyzed publicly available information, including proxy data, as well as recent market trends. The advisor compared the current level of compensation for our executive officers to compensation paid to comparable positions at companies in an industry comparator group approved by the Compensation Committee. The criteria used to identify our 2011 compensation comparator group were: (1) industry and energy portfolio - we compete for talent with energy and utility companies that have significant generation portfolios and significant non-regulated energy operations, and (2) financial scope - our management talent should be similar to that of companies that have similar financial characteristics (e.g., revenues, market capitalization and total assets). The 15 companies in the comparator group generally had 2011 enterprise value, market capitalization, revenue and megawatts of generation capacity in a relevant range around those of Calpine as set forth below ($ in millions):

				Generation
	Enterprise	Market		Capacity
Company	Value	Capitalization	Revenue	(MW)
Dominion Resources, Inc.	$51,077	$30,235	$14,379	28,142
Duke Energy Corporation	48,210	29,320	14,529	27,397
FirstEnergy Corp.	35,662	18,527	16,258	22,810
PPL Corporation	34,383	17,014	12,737	18,694
The AES Corporation	30,562	9,088	17,274	44,200
PG&E Corp.	29,955	16,334	14,956	7,414
Edison International	26,195	13,489	12,760	15,953
Entergy Corporation	24,558	12,865	11,229	30,000
Public Service Enterprise Group Inc.	23,960	16,700	11,079	13,060
DTE Energy Co.	17,280	9,216	8,897	10,425
NRG Energy, Inc.	13,002	4,167	9,079	23,585
Constellation Energy Group, Inc.	12,091	7,996	13,758	11,751
TransAlta Corp.	8,547	4,624	2,620	8,386
Dynegy Inc.	4,672	340	1,585	11,596
GenOn Energy, Inc.	4,478	2,014	3,614	23,700
Median	24,558	12,865	12,737	18,694
Calpine Corp.	$17,460	$7,967	$6,800	28,155
Calpine Percentile Rank	36%	29%	19%	87%
The Compensation Committee considers pay data from the appropriate position matches within the total comparator group for our named executive officers, including the effect on compensation, if any, of specific peer company size differences. Energy industry survey data was considered when evaluating total pay of Mr. Deidiker, for whose position proxy data was not available.
Role of Executive Officers in Executive Compensation Decisions
The Chief Executive Officer reviews the compensation data gathered from the compensation surveys, considers each executive officer's performance (other than himself) and makes a recommendation to the Compensation Committee on base salary, annual bonus and equity awards for each named executive officer other than himself. The Chief Executive Officer participates in Compensation Committee meetings at the Compensation Committee's request to provide background information regarding the Company's strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the Chief Executive Officer along with input from its compensation advisor and the knowledge and experience of its members in making compensation decisions. Executive officers do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer's compensation to the Compensation Committee in executive session, not attended by the Chief Executive Officer.
Elements of Compensation
Compensation for the named executive officers primarily consists of:

•	base salary;

•	annual cash incentives pursuant to the Calpine Incentive Plan;

•	long-term incentives including stock options and restricted stock awards; and

•	post-employment compensation.
Purpose of Each Element of Compensation
The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed by each named executive officer and the associated level of responsibility and contributions to Calpine. The compensation opportunity beyond those pay elements is at risk and must be earned through achievement of annual goals, which represent performance expectations of the Board and management and long-term value creation for shareholders. In setting target compensation, the Compensation Committee focuses on the total compensation opportunity for the executive. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive's position and the ability of that position to influence overall Company performance. The more senior the level of the executive the greater is the percentage of total pay opportunity that is variable.
In order to attract highly qualified executives capable of leading the Company following our emergence from Chapter 11 in 2008, we entered into employment agreements with Mr. Fusco, our Chief Executive Officer, and Mr. Miller, our Executive Vice President and Chief Legal Officer. The terms of the agreements with Messrs. Fusco and Miller extend through August 10, 2013 and August 11, 2013, respectively. Mr. Rauf, our Chief Financial Officer, Mr. Hill, our Executive Vice President and Chief Operating Officer, and Mr. Deidiker, our Senior Vice President and Chief Accounting Officer, were issued letter agreements outlining the terms of their employment but do not have employment agreements. Except in the case of Messrs. Fusco and Miller, our executive officers are employed at will without employment agreements and severance payment arrangements (except as required by local law and provided in our Severance Benefits Plan).
Details of Each Element of Compensation
Base Salary. We pay base salaries to provide a minimum, fixed level of cash compensation for the named executive officers to compensate them for services rendered during the fiscal year. The 2011 base salary of each of our named executive officers was set following an annual review, during which adjustments were made to reflect performance-based factors, as well as competitive considerations. During its annual review of base salaries, the Compensation Committee primarily considers:

•	our budget for annual merit increases;

•	the appropriateness of each executive officer's compensation, both individually and relative to the other executive officers;

•	the individual performance of each executive officer; and

•	pay data from our comparator group of companies provided by our compensation advisor.
We do not apply specific formulas to determine increases. Generally, executive salaries are adjusted effective with the first payroll period after the adjustment is determined. Pursuant to the terms of their employment agreements, or letter agreement in the case of Mr. Hill, the Compensation Committee performed an annual review of base salary for Messrs. Fusco, Miller and Hill in 2011. Base salary for each executive was increased to recognize performance and individual contributions to the improved strategy and operations of the Company and to ensure the base salary level is consistent with market practice. Base salary increases were approximately 7.0% overall for our named executive officers, with individual increases indicated below:

Jack A. Fusco	13.7%	(from $1,055,000 to $1,200,000)
John B. Hill	3.0%	(from $650,000 to $669,500)
W. Thaddeus Miller	3.0%	(from $740,000 to $762,200)
Zamir Rauf	6.7%	(from $525,000 to $560,000)
Jim D. Deidiker	3.0%	(from $369,000 to $380,070)
Annual Incentive — Calpine Incentive Plan. Our annual incentive program, the Calpine Incentive Plan (the “CIP”), is designed to drive achievement of annual corporate goals including key financial and operating results and strategic goals that drive value for shareholders. All regular full-time, non-collective bargaining unit employees hired prior to November 1, 2011, were eligible to participate in the CIP including all our named executive officers. CIP participants are assigned a target incentive, expressed as a percentage of incentive eligible earnings, which is dependent on the level of the employee's position and the scope of the employee's responsibilities. Target annual incentive levels for each named executive officer are shown in a table below. The total target CIP incentive pool is the sum of all participants' target annual incentive amounts. In addition, the Board retains the authority to award special bonuses for exceptional achievement.

Funding of the CIP incentive pool is triggered only if we meet a minimum corporate performance target established by the Compensation Committee. For fiscal 2011, this minimum corporate performance target was $1,400 million of Adjusted EBITDA, which was 80% of our fiscal 2011 Adjusted EBITDA goal of $1,750 million. Adjusted EBITDA, defined in our 2011 annual report, is primarily comprised of corporate net income before interest, income taxes and depreciation and amortization adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any unrealized gains or losses from accounting for derivatives, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase or extinguishment of debt and any other extraordinary, unusual or non-recurring items plus the Adjusted EBITDA from our discontinued operations and adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. Our Adjusted EBITDA of $1,726 million as reported in our 2011 annual report exceeded our minimum corporate performance target for fiscal year 2011.
The size of the CIP incentive pool is based on the extent to which we achieve the corporate performance goals that are established by the Compensation Committee. The Compensation Committee selected these performance goals to reflect a balanced evaluation of annual operating performance including cash generation, cost containment and achievement of key goals that would drive future financial performance. The 2011 performance goals are based on financial and strategic goals. These goals and the actual results are shown in the following table and discussed in further detail below:
2011 CIP Performance Score Calculation ($ in millions)

Performance Level Performance Score	Threshold 60%	Target 100%	Maximum 150%	Results	Score(1)	Weight	Weighted Score
Commodity Margin	$2,520	$2,620	$2,720	$2,535.3	66.0%	35.0%	23.1%
Expenses	$957	$870	$740	$809.6	123.1%	35.0%	43.1%
CAPEX/Maintenance	$435	$406	$366	$397.0	111.0%	10.0%	11.1%
Growth CAPEX	$116	$89	$56	$74.6	122.0%	10.0%	12.2%
Average EFOF	5.0%	3.5%	2.0%	3.3%	111.8%	3.4%	3.8%
TRIR(2)	2.0	1.38	0.9	1.5	—%	3.3%	—%
Regulatory Compliance	No material compliance events			YES	100%	3.3%	3.3%
Overall Performance Score						100%	96.6%
_______________

(1)	For performance between target and maximum, score is determined by linear interpolation.

(2)	Although results were between threshold and target, the score was reduced to 0% due to an employee-related safety incident which occurred in 2011.

Commodity Margin, as used for purposes of determining our CIP goal, is a non-GAAP financial measure that includes power and steam revenues, sales of purchased power and physical natural gas, capacity revenues, renewable energy credit revenue, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, Regional Greenhouse Gas Initiative compliance costs and cash settlements from marketing, hedging and optimization activities including natural gas transactions hedging future power sales, but excludes unrealized mark-to-market activity. This amount differs from “Commodity Margin” as reported in our 2011 annual report as it also includes other revenue, as referenced in the CIP performance score calculation, Adjusted EBITDA from Calpine's unconsolidated operations at Greenfield and Whitby, and certain other adjustments.
Expenses, as used solely for purposes of determining our CIP pool, is comprised of Plant Operating Expense (excluding major maintenance, scrap and stock-based compensation), Royalty Expense from Calpine's geothermal operations, Sales, General & Administrative Expense (excluding stock-based compensation), and Other Operating Expense (excluding amortization and stock-based compensation), in each case, as calculated in accordance with U.S. GAAP and included in the amounts reported on our Statement of Operations for the year ended December 31, 2011 in our 2011 annual report. We believe that Expenses is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our management.
CAPEX/Maintenance refers to Calpine's Capital Expenditure and Major Maintenance Expense related to the refurbishment of major turbine generator equipment and other plant-related facilities inclusive of Calpine's unconsolidated operations at Greenfield and Whitby. CAPEX is capitalized into Property, Plant and Equipment and Maintenance is recorded as a component of Plant Operating Expense. We monitor these expenditures and establish targets as useful tools to measure our operating performance.

Growth CAPEX refers to Calpine's Capital Expenditure for the construction and expansion of power plants and the development of geothermal properties. These expenditures are capitalized into Property, Plant and Equipment. We monitor these expenditures and establish targets as useful tools to measure our performance.
Average EFOF refers to Equivalent Forced Outage Factor, which is a measure of unexpected downtime of a plant.
TRIR refers to Total Reportable Incident Reports, which is a measure of operational safety.
Regulatory Compliance refers to the Compensation Committee evaluation of overall regulatory compliance based on consultation with the Chief Compliance Officer. This performance criterion was met as there were no events of material non-compliance in 2011.
Based on the extent to which we achieved the performance goals, as shown above, approximately $32.0 million was funded to the total CIP bonus pool for 2011 for allocation among the plan participants. With the exception of Mr. Deidiker, each named executive officer's target and maximum incentive as a percentage of his base salary is set forth in his employment agreement or letter agreement. In the case of Mr. Deidiker, his maximum incentive is consistent with the terms of the CIP. Threshold incentive levels under the CIP are set at 60% of the target incentive percentage for all participants. The following table shows the incentive eligible earnings (base salary amount paid in 2011) and threshold, target and maximum incentive percentages and amounts for each named executive officer.

Name	Incentive Eligible Earnings	Target Incentive %	Maximum Incentive %	Incremental Incentive Rate(1)	Incentive Calculation Overall Performance Score(2)	Incentive %(3)	Incentive Amount
Jack A. Fusco	$1,049,231	100%	200%	2.0	96.6%	96.6%	$1,013,557
Zamir Rauf	$519,231	90%	200%	2.2	96.6%	86.9%	$451,419
John B. Hill	$650,000	90%	200%	2.2	96.6%	86.9%	$565,110
W. Thaddeus Miller	$736,539	90%	200%	2.2	96.6%	86.9%	$640,347
Jim D. Deidiker	$366,231	60%	90%	1.5	96.6%	58.0%	$212,267
_______________

(1)
Incremental Incentive Rate equals the additional percentage of eligible earnings for each percent that Overall Performance Score exceeds 100%. Rate is calculated as the ratio of the difference between maximum and target incentive percentage and maximum and target Performance Score.

(2)	From 2011 CIP performance score calculation shown above.

(3)	Incentive % equals Target Incentive % multiplied by Incentive Calculation Overall Performance Score.
Equity Compensation. Effective January 31, 2008, our Board of Directors adopted, and our shareholders approved, the 2008 Equity Incentive Plan (the “Equity Plan”). The Equity Plan is administered by the Compensation Committee, which has authority to grant the following types of awards to our directors, executive officers, employees and consultants: stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards or any combination of these types of awards. A total of 14,833,000 shares of common stock were reserved for grants of awards under the Equity Plan, which were increased by an additional 12,700,000 shares of common stock in 2010, as approved by our shareholders. The Equity Plan will terminate on January 31, 2018, unless earlier terminated by the Board of Directors. We have also granted sign-on options outside the Equity Plan (but subject to the same terms and conditions as those of the Equity Plan) to Messrs. Fusco, Hill and Miller, as described under “— Summary of Employment Agreements.”
Equity awards granted to our named executive officers consist primarily of stock options. In addition, Messrs. Rauf and Deidiker have received grants of restricted stock. Equity grants directly align our named executive officers' interests with the interests of shareholders by rewarding increases in the value of our stock price. Such grants enable us to attract and retain highly qualified individuals for positions of responsibility. Accordingly, to attract Messrs. Fusco, Miller and Hill to the Company, we granted sign-on options in four tranches, each with escalating exercise prices beginning at 100% of the fair market value of the common stock on the grant date. We have periodically granted additional stock options to these executives in recognition of performance, promotion in the case of Mr. Hill, and competitive practices.

Equity awards granted to Messrs. Rauf and Deidiker have been made annually in the form of stock options and restricted stock. Annual equity grants to executive officers are generally approved by the Compensation Committee during their first meeting of the calendar year. Periodic grants to Messrs. Fusco, Miller and Hill have been made from time to time as determined appropriate by the Compensation Committee. The amount of equity awards granted to our named executive officers are determined in consideration of general market pay trends in the industry, an evaluation of the Company's and each individual named executive officer's performance and in consideration of internal equity. Such grants enable us to attract and retain highly qualified individuals for positions of responsibility.
Stock options have an exercise price that is at least equal to 100% of the fair market value of the common stock on the grant date and typically have a ten-year term, other than sign-on options granted to Messrs. Fusco, Hill and Miller, which have a seven-year term. Vesting is generally subject to continued employment, with exceptions in some cases for a change in control or termination due to death or retirement.
In February 2011, the Compensation Committee approved the 2011 annual grant of equity awards to Messrs. Rauf and Deidiker. The value of the equity awards granted to each individual was based on the value of equity awards for similar positions within our comparator group expressed as a percentage of base salary. Based on recommendations from the Compensation Committee's independent compensation advisor, in 2011 these percentages were 150% of base salary for Mr. Rauf and 90% of base salary for Mr. Deidiker. Our philosophy is to emphasize stock options in making equity award grants to our most senior executives to highly align their interests with the long-term interests of our shareholders and reward the executives for an increase in the value of the Company's stock price. Thus, 100% of the equity awards granted to Mr. Rauf consisted of stock options and the equity awards granted to Mr. Deidiker consisted 70% of stock options and 30% of restricted stock. The stock options and restricted stock granted to Messrs. Rauf and Deidiker in 2011 also contained a three year cliff-vesting service requirement to encourage retention and provide an incentive to increase the Company's stock price over the long-term. The stock options granted to Messrs. Rauf and Deidiker have an exercise price equal to the closing price of Calpine's common stock on the grant date. See “ — Grants of Plan-Based Awards” for the number of stock options and shares of restricted stock granted to Messrs. Rauf and Deidiker in 2011. The Compensation Committee considered equity awards granted to Messrs. Fusco, Hill and Miller in 2010 and determined not to grant additional equity awards to these executives in 2011.
Perquisites and Other Personal Benefits. We offer a very limited amount of perquisites and other personal benefits to our named executive officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company's overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. See “— Summary Compensation Table — All Other Compensation.”
Post-Employment Compensation Arrangements
To promote retention and recruiting, we offer various arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of an employee's separation from service with us and enable employees to focus on Company duties while employed by us. These post-employment severance benefits are provided through employment agreements and letter agreements as described more fully below under “— Summary of Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
Severance Benefits. In January 2008, we adopted the Calpine Corporation Change in Control and Severance Benefits Plan (the “Severance Plan”), which is intended to help retain qualified employees, maintain a stable work environment and provide financial security to certain employees of the Company in the event of a change in control or in the event of a termination of employment in connection with or without a change in control. For a further discussion of the Severance Plan, see “— Potential Payments Upon Termination or Change in Control” below.
Retirement Benefits. Our executive officers participate in retirement plan programs provided to all Calpine employees and do not receive special retirement plans or benefits. Our primary objectives for providing retirement benefits are to partner with our employees to assist them in preparing financially for retirement, to offer benefits that are competitive and to provide a benefits structure that allows for reasonable certainty of future costs. Calpine does not have a defined benefit plan for employees not represented by a collective bargaining agreement, including our named executive officers.
Our primary retirement benefit is the Calpine Corporation Retirement Savings Plan (the “401(k) Plan”), a defined contribution plan. For our executive officers as well as all other non-bargaining unit employees, we match employee contributions 100% up to 5% of eligible earnings, subject to all applicable regulatory limits, and the match vests immediately. In addition, if an employee leaves our employment due to retirement, the employee can use any money remaining in his or her health reimbursement account to pay for post-employment medical insurance.

Officer Stock Ownership Policy
The Company does not have a stock ownership policy for executive officers or other employees. However, pursuant to the terms of their respective employment agreements and letter agreement, as applicable, Messrs. Fusco, Miller and Hill are required to hold shares equal to at least 50% of the after-tax proceeds of each exercise of their sign-on option until their employment with the Company terminates. See “— Summary of Employment Agreements.”
Clawback Provisions
The employment letter or agreements for Messrs. Fusco, Miller and Hill, as applicable, include a three-year clawback provision related to any after-tax portion of income realized from the exercise of their sign-on options in the event they commit a willful and intentional act which directly results in a material restatement of the Company's earnings.

Deductibility Cap on Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), precludes a public corporation from deducting for federal income tax purposes compensation in excess of $1 million in any taxable year for its Chief Executive Officer or any of its three other highest paid executive officers, not including the chief financial officer (for these purposes, the “Named Executives”). Certain performance-based compensation is not subject to that limitation. As part of its role, the Compensation Committee considers the anticipated tax treatment to us and the executive officers in its review and establishment of compensation programs and payments. In general, the Compensation Committee believes that it is in our best interest to receive maximum tax deductions for compensation paid to the Named Executives. In general, we intend to pay performance-based compensation, including equity compensation, in a manner that preserves our ability to deduct the amounts paid to executive officers, although to maintain flexibility in compensating Named Executives in a manner designed to promote varying corporate goals, the Compensation Committee may award compensation that is not fully deductible under certain circumstances. Stock options granted to the named executive officers under the Equity Plan during 2011 qualified as performance-based compensation that is not subject to the Section 162(m) deduction limitation. Restricted stock that has been granted to Named Executives and amounts paid to Named Executives under the CIP are subject to such deduction limitation. However, due to our substantial net operating loss carryforwards from bankruptcy, this has no impact on our post-tax results.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with the Company's management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement and the Company's 2011 annual report.
Frank Cassidy (Chair)
Robert A. Mosbacher, Jr.
William E. Oberndorf
Denise M. O'Leary

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2011, 2010 and 2009 by (i) each person serving as a principal executive officer during the year ended December 31, 2011, (ii) each person serving as a principal financial officer during the year ended December 31, 2011 and (iii) each of the three other most highly-compensated individuals who were serving as executive officers as of December 31, 2011 (collectively, “the named executive officers”):

							Non-Equity
					Stock	Option	Incentive Plan	All Other
		Salary	Bonus		Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(1)	($)(2)	($)(3)	($)
Jack A. Fusco(3)	2011	1,068,790	—		—	—	1,013,557	53,039	2,135,386
President and	2010	1,045,846	—		—	1,566,000	1,139,180	53,039	3,804,065
Chief Executive Officer	2009	1,015,269	—		—	1,701,000	1,636,824	60,395	4,413,488

Zamir Rauf	2011	530,995	—		—	818,882	451,419	12,250	1,813,546
Executive Vice President and	2010	504,712	—		—	324,628	502,435	12,250	1,344,025
Chief Financial Officer	2009	484,135	—		—	—	750,500	12,250	1,246,885

John B. Hill(3)	2011	651,439	—		—	—	565,110	20,130	1,236,679
Executive Vice President and	2010	631,839	—		—	2,085,000	638,906	20,380	3,376,125
Chief Operating Officer	2009	609,904	—		—	567,000	958,635	12,250	2,147,789

W. Thaddeus Miller	2011	758,753	—		—	—	640,347	12,250	1,411,350
Executive Vice President,	2010	738,943	—		—	487,200	737,035	12,250	1,975,428
Chief Legal Officer and	2009	723,366	—		—	567,000	1,119,673	12,250	2,422,289
Secretary

Jim D. Deidiker	2011	375,938	—		100,257	241,734	212,267	12,250	942,446
Senior Vice President and	2010	360,531	—		—	185,428	223,074	12,250	781,283
Chief Accounting Officer	2009	338,692	144,067	(4)	—	270,000	255,933	35,941	1,044,633
______________

(1)
The amounts set forth next to each award represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The stock awards were issued in the form of restricted stock. For discussion of the assumptions used in these valuations, see Note 12 of the Notes to Consolidated Financial Statements included in the Company's 2011 annual report.

(2)	Bonus paid pursuant to the CIP and/or the named executive officer's employment agreement or letter agreement, as applicable.

(3)
The amounts set forth in the “All Other Compensation” column for named executive officers for 2011 include $12,250 of employer contributions to the Company's 401(k) plan. For Mr. Fusco, the amount also includes $30,000 for the use and maintenance of a car and $10,789 for tax gross-ups related to the car allowance; such tax gross-up is calculated by applying the marginal supplemental Federal rate of 25%, the FICA rate of 6.2%, the Medicare rate of 1.45% and the respective State rate for disability insurance, if applicable, to the amount of actual expenses. For Mr. Hill, the amount also includes $7,880 and $8,130 of membership fees to the Young Presidents Club Organization in 2011 and 2010, respectively.

(4)
The amount paid to Mr. Deidiker includes a one-time cash sign-on bonus of $100,000 in 2009 and also includes $44,067, which represented a discretionary adjustment of his 2009 CIP bonus in excess of his target.

Grants of Plan-Based Awards
The following table sets forth the information concerning the grants of any plan-based compensation to each named executive officer during 2011. The non-equity awards described below were made under the CIP. The equity awards described below were made under the Equity Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units(2) (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jack A. Fusco	—	629,539	1,049,231	2,098,462	—	—	—	—

Zamir Rauf	2/14/2011	—	—	—		149,431	14.30	818,882
	—	280,385	467,308	1,028,078	—	—	—	—

John B. Hill	—	351,000	585,000	1,287,000	—	—	—	—

W. Thaddeus Miller	—	397,731	662,885	1,458,347	—	—	—	—

Jim D. Deidiker	2/14/2011	—	—	—	—	44,112	14.30	241,734
	2/14/2011	—	—	—	7,011	—	—	100,257
	—	131,843	219,739	329,609	—	—	—	—
______________

(1)
Amounts represent estimated possible payments under the CIP. Actual amounts paid under the CIP for 2011 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis — Details of Each Element of Compensation — Annual Incentive — Calpine Incentive Plan.”

(2)	Includes restricted stock with a three year cliff-vesting service requirement.

Summary of Employment Agreements
Certain of the amounts shown in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table are provided for in employment or letter agreements, as the case may be. The material terms of those agreements are summarized below:
Jack A. Fusco
President, Chief Executive Officer and Director
In connection with the appointment of Mr. Fusco as President and Chief Executive Officer, we entered into an employment agreement with him effective August 10, 2008, for a five-year term. Under the agreement, Mr. Fusco is entitled to an annual base salary of $1,000,000, subject to annual review and increase (but not decrease) from time to time by the Compensation Committee and an annual cash target performance bonus equal to 100% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary.
Pursuant to the agreement, Mr. Fusco also was granted a sign-on option to purchase 5,394,000 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Plan and (ii) 4,144,000 shares were granted outside of the Equity Plan, but subject to the same terms and conditions as set forth in the Equity Plan. The option was granted in four tranches of 1,075,000, 1,271,000, 1,435,000 and 1,613,000 shares of common stock, with each tranche having a per share exercise price of $15.99, $19.19, $21.59 and $23.99, respectively. The option has a seven-year term and will vest ratably over a five-year period, 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date. In the event that Mr. Fusco commits a willful and intentional act resulting in a material restatement of our earnings, the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, the agreement requires that Mr. Fusco hold shares equal to at least 50%

of the after-tax proceeds of each option exercise until his employment with the Company terminates. In the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the agreement. In the event Mr. Fusco's employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term. Vesting of the option also accelerates if Mr. Fusco's employment is terminated by us without cause or if Mr. Fusco resigns for good reason, in which case the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination. If Mr. Fusco is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested. If Mr. Fusco terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
The agreement provides that in the event Mr. Fusco is terminated by us without cause or if he resigns for good reason, in addition to the vesting of the sign-on option as described above, he will also be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment equal to two times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination; continuation of certain health and welfare benefits for a period of two years following the date of termination; and outplacement services for a period of up to 24 months following such termination. In the event Mr. Fusco's employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Fusco generally will be entitled to the same payments and benefits as set forth in the preceding sentence, except that the applicable severance multiplier will be three instead of two and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
Mr. Fusco is also eligible for a gross-up payment in the event that any amounts under the agreement (or any other plan, program, policy or arrangement with the Company) become subject to the excise tax imposed by Section 4999 of the IRC.
The agreement also contains non-solicitation and non-competition restrictive covenants (each of which remains in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.
To the extent applicable, the agreement is intended to comply with the provisions of Section 409A of the IRC. Notwithstanding the foregoing, in the event that any payments, benefits or distributions (or any acceleration of any payments, benefits or distributions) made or provided to Mr. Fusco become subject to the interest and additional tax imposed by IRC Section 409A(a)(1)(B), we will make a gross-up payment to Mr. Fusco on any such amounts.
Zamir Rauf
Executive Vice President, Chief Financial Officer
In connection with the appointment of Mr. Rauf as Executive Vice President and Chief Financial Officer, we entered into a letter agreement with Mr. Rauf effective December 11, 2008. Under the agreement, Mr. Rauf is entitled to a bi-weekly base salary of $18,269 (annualized at $475,000). In addition, Mr. Rauf is eligible to participate in the CIP, which provides for an annual cash target performance bonus equal to 90% of pro-rated annual base salary, with a maximum annual performance bonus opportunity of 200% of annual base salary. In December 2008, Mr. Rauf received, in accordance with his letter agreement, options to purchase 100,000 shares of common stock under the Equity Plan. These options have a ten-year term and vest ratably over a three-year period on the first, second and third anniversaries of the grant date. Mr. Rauf is a Tier 3 participant under our Severance Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control.”
John B. Hill
Executive Vice President and Chief Operating Officer
In connection with the appointment of Mr. Hill as Executive Vice President and Chief Commercial Officer (currently our Chief Operating Officer), we entered into a letter agreement with him effective September 1, 2008. Under the letter agreement, which provides that Mr. Hill's employment is “at will,” Mr. Hill is entitled to an annual base salary of $600,000, subject to annual review for increase at the discretion of the Compensation Committee and is eligible for an annual cash target performance bonus equal to 90% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary. On November 3, 2010, Mr. Hill was appointed as Executive Vice President and Chief Operating Officer. In connection with his appointment, he received an option to purchase 300,000 shares of common stock at $12.13 per share and his annual base salary was increased to $650,000.
Pursuant to the letter agreement, Mr. Hill also was granted a sign-on option to purchase 1,314,734 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Plan and (ii) 64,734 shares were granted outside of the Equity Plan, but are generally subject to the same terms and conditions as are set forth in the Equity Plan. The option was granted in four tranches of 262,083, 309,920, 349,705 and 393,026 shares of common stock, with such tranches having a per share exercise price of $18.00, $21.60, $24.30 and $27.00, respectively. The option has a seven year term and each tranche will vest ratably, subject to continued employment, on the first, second, third, fourth and fifth anniversaries of the grant date. If Mr. Hill commits a willful and intentional act resulting in a material restatement of our earnings, the proceeds of the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, the letter agreement requires that Mr. Hill hold shares equal to at least 50% of the after tax proceeds of each option exercise until his employment terminates. In the event of a change in control of the Company, vesting of the option will immediately accelerate and the option will be cashed out in accordance with the terms set forth in the stock option agreement. If Mr. Hill's employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term. Vesting of the option also accelerates if Mr. Hill's employment is terminated by us without cause or if Mr. Hill resigns for good reason, in which case the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination. If Mr. Hill is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested. If Mr. Hill terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.
The letter agreement provides that Mr. Hill will be designated as a Tier 3 participant in the Severance Plan, which is described in more detail below under “Potential Payments Upon Termination or Change in Control - Change in Control and Severance Benefits Plan.” Mr. Hill is also eligible for the additional severance benefits described under “Potential Payments Upon Termination or Change in Control — Summary of Employment Agreements — John B. Hill.”
Pursuant to the letter agreement, Mr. Hill has agreed to certain non-solicitation and non-competition restrictive covenants (which remain in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.
To the extent applicable, the letter agreement is intended to comply with the provisions of Section 409A of the IRC.
W. Thaddeus Miller
Executive Vice President, Chief Legal Officer and Secretary
In connection with the appointment of Mr. Miller as Executive Vice President and Chief Legal Officer, we entered into an employment agreement with him effective August 11, 2008, for a five-year term. Under the agreement, Mr. Miller is entitled to an annual base salary of $700,000, subject to annual review and increase (but not decrease) from time to time by the Compensation Committee and an annual cash target performance bonus equal to 90% of annual base salary, with a maximum annual performance bonus opportunity of 200% of base salary.
Pursuant to the agreement, Mr. Miller also was granted a sign-on option to purchase 1,678,000 shares of common stock, of which (i) 1,250,000 shares were granted pursuant to the Equity Plan and (ii) 428,000 shares were granted outside of the Equity Plan, but subject to the same terms and conditions as set forth in the Equity Plan. The option was granted in four tranches of 345,000, 394,000, 443,000 and 496,000 shares of common stock, with each tranche having a per share exercise price of $16.60, $19.19, $21.59 and $23.99, respectively. The option has a seven-year term and will vest ratably over a five-year period, 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date. In the event that Mr. Miller commits a willful and intentional act resulting in a material restatement of our earnings, the option will be subject to recoupment by us for a period of three years from the relevant vesting date (and any affected portion of the option that has not been exercised at the end of such three-year period will be forfeited). In addition, the agreement requires that Mr. Miller hold shares equal to at least 50% of the after-tax proceeds of each option exercise until his employment with the Company terminates. In the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the agreement. In the event Mr. Miller's employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term. Vesting of the option also accelerates if Mr. Miller's employment is terminated by us without cause or if Mr. Miller resigns for good reason, in which case the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination. If Mr. Miller is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested. If Mr. Miller terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.

The agreement provides that in the event Mr. Miller is terminated by us without cause or if he resigns for good reason, in addition to the vesting of the sign-on option as described above, he will also be entitled to certain severance payments and benefits, including a prorated bonus for the year in which such termination occurs; a lump sum cash severance payment equal to 1.5 times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination; continuation of certain health and welfare benefits for a period of 18 months following the date of termination; and outplacement services for a period of up to 18 months following such termination. In the event Mr. Miller's employment terminates without cause or for good reason during the 24-month period following a change in control of the Company or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Miller generally will be entitled to the same payments and benefits as set forth in the preceding sentence, except that the applicable severance multiplier will be three instead of 1.5 and the provision of health and welfare benefits will continue for a period of up to three years following such termination. Mr. Miller is also eligible for a gross-up payment in the event that any amounts under the agreement (or any other plan, program, policy or arrangement with the Company) become subject to the excise tax imposed by Section 4999 of the IRC.
The agreement also contains non-solicitation and non-competition restrictive covenants (each of which remain in effect during the term of employment and for 12 months following termination of employment); a non-disparagement clause; and trade secrets, work product and post-termination cooperation clauses.
To the extent applicable, the agreement is intended to comply with the provisions of Section 409A of the IRC. Notwithstanding the foregoing, in the event that any payments, benefits or distributions (or any acceleration of any payments, benefits or distributions) made or provided to Mr. Miller become subject to the interest and additional tax imposed by IRC Section 409A(a)(1)(B), we will make a gross-up payment to Mr. Miller on any such amounts.
Jim D. Deidiker
Senior Vice President and Chief Accounting Officer
In connection with the appointment of Mr. Deidiker as Senior Vice President and Chief Accounting Officer, we entered into a letter agreement with Mr. Deidiker effective January 6, 2009. Under the agreement, Mr. Deidiker is entitled to a bi-weekly salary of $13,077 (annualized at $340,000). In addition, Mr. Deidiker is eligible to participate in the CIP, which provides for an annual cash target performance bonus equal to 60% of pro-rated annual base salary. In January 2009, Mr. Deidiker received, in accordance with his letter agreement, options to purchase 50,000 shares of common stock. These options have a ten-year term and vest ratably over a three-year period on the first, second and third anniversaries of the grant date. Pursuant to his letter agreement, Mr. Deidiker became eligible to participate in future equity grants beginning in 2010. Mr. Deidiker is a Tier 4 participant under our Severance Plan which is described in more detail below under “Potential Payments Upon Termination or Change in Control — Change in Control.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2011, for each named executive officer:

	Option Awards					Stock Awards
							Market Value of
	Number of Securities		Option			Number of	Shares or Units
	Underlying Unexercised		Exercise	Option		Shares or Units of Stocks	of Stock That Have
	Options (#)		Price	Expiration		That Have Not Vested	Not Vested(1)
Name	Exercisable	Unexercisable	($)	Date		(#)	($)
Jack A. Fusco	645,000	430,000	15.99	8/10/2015	(2)
	762,600	508,400	19.19	8/10/2015	(2)
	861,000	574,000	21.59	8/10/2015	(2)
	967,800	645,200	23.99	8/10/2015	(2)
	—	300,000	9.49	5/7/2019	(3)
	—	1,800,000	12.64	8/10/2015	(4)

Zamir Rauf	23,200	—	16.90	1/31/2018	(5)
	21,700	—	18.38	3/5/2018	(6)
	100,000	—	8.01	12/17/2018	(7)
	—	69,963	11.24	2/24/2020	(8)
	—	149,431	14.30	2/14/2021	(9)

John B. Hill	157,249	104,834	18.00	9/1/2015	(10)
	185,952	123,968	21.60	9/1/2015	(10)
	209,823	139,882	24.30	9/1/2015	(10)
	235,815	157,211	27.00	9/1/2015	(10)
	—	100,000	9.49	5/7/2019	(3)
	—	900,000	12.64	9/1/2015	(4)
	—	300,000	12.13	11/3/2020	(11)

W. Thaddeus Miller	207,000	138,000	16.60	8/11/2015	(12)
	236,400	157,600	19.19	8/11/2015	(12)
	265,800	177,200	21.59	8/11/2015	(12)
	297,600	198,400	23.99	8/11/2015	(12)
	—	100,000	9.49	5/7/2019	(3)
	—	560,000	12.64	8/11/2015	(4)

Jim D. Deidiker	33,333	16,667	8.25	1/7/2019	(13)
	—	39,963	11.24	2/24/2020	(8)
	—	44,112	14.30	2/14/2021	(9)	7,011(9)	114,490
_______________

(1)
Pursuant to SEC disclosure rules, the amount listed in this column represents the product of the closing market price of the Company's stock as of December 31, 2011 ($16.33) multiplied by the number of shares of stock subject to the award.

(2)	Granted on August 10, 2008 and vests 20% annually from the date of grant.

(3)	Granted on May 7, 2009 and vests 100% on the third anniversary of the date of grant.

(4)
Granted on August 11, 2010, the options vest 100% on August 10, 2013 for Mr. Fusco and on August 11, 2013 for each of Messrs. Hill and Miller. These options are designed to complement the 2008 sign-on options, which were intended to provide a competitive compensation opportunity for five years of employment assuming historical rates of industry market capitalization. These options reduce in number if the market price of the common stock on the date of exercise exceeds certain thresholds. If on the date of exercise of the option, the New York Stock Exchange closing price of a share of Company Common Stock exceeds the exercise price plus 25% ($15.80), then the number of shares underlying the option that may be exercised on that date of exercise shall be reduced on a straight-line basis, beginning when such closing price on the date of exercise exceeds $15.80 and ending when such closing price equals or exceeds $27.50 per share at which closing price the number of shares underlying the option shall be reduced to zero shares; thus, filling an incentive void that was created when industry stock prices (including Calpine's stock) suffered significant declines while, at the same time, not providing an engorgement of reward from what was originally intended if Calpine's stock prices return to higher, historical rates of industry market capitalization in the future.

(5)	Granted on January 31, 2008 and vests 50% every 18 months from the date of grant.

(6)	Granted March 5, 2008 and vesting 33-1/3% annually from January 31, 2008.

(7)	Granted on December 17, 2008 and vests 33-1/3% annually from the date of grant.

(8)	Granted on February 24, 2010 and vests 100% on the third anniversary of the date of grant.

(9)	Granted on February 14, 2011 and vests 100% on the third anniversary of the date of grant.

(10)	Granted on September 1, 2008 and vests 20% annually from the date of grant.

(11)	Granted on November 3, 2010 and vests 100% on the third anniversary of the date of grant.

(12)	Granted on August 11, 2008 and vests 20% annually from the date of grant.

(13)	Granted on January 7, 2009 and vests 33-1/3% annually from the date of grant.
Option Exercises and Stock Vested
The following table provides information concerning vesting of stock awards, including restricted stock, restricted stock units and similar instruments, during 2011 for each named executive officer:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack A. Fusco	—	—
Zamir Rauf	19,834	288,673
John B. Hill	—	—
W. Thaddeus Miller	—	—
Jim D. Deidiker	—	—
Potential Payments Upon Termination or Change in Control
Effective January 31, 2008, we adopted our Severance Plan (the “Severance Plan”), which provides eligible employees, including executive officers, whose employment is involuntarily terminated by us without cause, by the employee with good reason, or in connection with a change in control, with certain severance benefits, including a lump sum payment based upon (i) the employee's position and (ii) base salary and target bonus. In addition, each of Messrs. Fusco, Miller and Hill have agreements with us that provide for certain severance benefits as described below. The amount of compensation payable to each named executive officer in the event of a termination of employment, or a change in control, on December 31, 2011, is described below under “—Quantification of Potential Payments Upon Termination or Change in Control.”
Change in Control and Severance Benefits Plan
Under the Severance Plan, employees who are Senior Vice Presidents or above are eligible for certain post-employment benefits, which vary depending upon (i) the tier assigned to the employee and (ii) whether a change in control or termination of employment occurs. As of December 31, 2011, Messrs. Rauf and Hill participated as Tier 3 participants, and Mr. Deidiker participated as a Tier 4 participant, in the Severance Plan. Any severance benefits for which Messrs. Fusco and Miller may be eligible would be provided under their respective employment agreements and not under the Severance Plan.

Severance and Benefits in Connection with a Change in Control. With respect to each participant in the Severance Plan, upon the occurrence of a change in control, notwithstanding the provisions of any other benefit plan or agreement:

•	each outstanding option held by a participant shall become automatically vested and exercisable;

•
options outstanding as of January 31, 2008, shall remain exercisable by such participant until the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the option would have otherwise expired, but in no event beyond the original term of such option;

•
options granted after January 31, 2008, shall remain exercisable by such participant for a period of (i) three years in the case of a Tier 1 participant, (ii) two years in the case of a Tier 2 participant or (iii) one year in the case of a Tier 3 participant, beyond the date at which the option would have otherwise expired, but in no event beyond the original term of such option; and

•
the vesting restrictions on all other awards relating to common stock (including but not limited to restricted stock, restricted stock units and stock appreciation rights) held by a participant shall immediately lapse and in the case of restricted stock units and stock appreciation rights shall become immediately payable.

In the event that a participant's employment is terminated within 24 months following a change in control or within three months following a potential change in control (provided that a change in control occurs within six months following such potential change in control) and upon the occurrence of (i) a Tier 1 participant's termination of employment for any reason other than by us for cause or (ii) the termination of a Tier 2, Tier 3 or Tier 4 participant's employment by us without cause, or by such participant for good reason, then such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•
a lump sum payment within 60 days following termination in an amount equal to 2.99 times (in the case of a Tier 1, Tier 2 or Tier 3 participant) or 1.99 times (in the case of a Tier 4 participant) the sum of (a) the participant's highest annual salary in the three years preceding the termination and (b) the participant's target bonus for the year of termination or for the year in which the change in control occurred, whichever is larger; plus

•
a lump sum payment for all “accrued obligations,” defined as all unused vacation time and all accrued but unpaid compensation earned by such participant as of the termination date, to be paid as soon as practicable following the termination date; and

•
continued coverage for the participant and his or her dependents under all health care, medical and dental insurance plans and programs (excluding disability) maintained by us under which the participant was covered immediately prior to his or her termination date, to be provided (concurrently with any health care benefit required under COBRA), in the case of a Tier 1, Tier 2 or Tier 3 participant, for a period of 36 months following termination, and, in the case of a Tier 4 participant, for a period of 24 months following termination, at the same cost sharing between us and such participant as applies to a similarly situated active employee.

Severance and Benefits Not in Connection with a Change in Control. In the event that a participant's employment is terminated by the participant for good reason or by us without cause, and not in connection with a change in control, as described above, then such participant (or his or her beneficiary) is entitled to receive, subject to certain conditions outlined in the Severance Plan:

•
In the case of a Tier 1 participant, (i) a lump sum payment within 60 days following termination in an amount equal to 2.0 times the sum of (a) the participant's highest annual salary in the three years preceding termination and (b) the participant's highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date;

•
In the case of a Tier 2 or Tier 3 participant, (i) a lump sum payment within 60 days following termination in an amount equal to 1.5 times the sum of (a) the participant's highest annual salary in the three years preceding termination and (b) the participant's highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date; and

•
In the case of a Tier 4 participant, (i) a lump sum payment within 60 days following termination in an amount equal to the sum of (a) the participant's highest annual salary in the three years preceding termination and (b) the participant's highest target bonus for the year of termination; plus (ii) payment of all accrued obligations as soon as practicable following the termination date.

In addition to the above, for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4), following the termination date, the participant and his or her dependents shall receive continued health care benefits at the same cost sharing between us and such participant as a similarly situated active employee, to be provided concurrently with any health care benefit required under COBRA.
Provisions Applicable Whether or Not Termination is in Connection with a Change in Control. In addition, participants entitled to benefits in connection with a severance or change in control are also entitled to receive outplacement benefits at our expense beginning on such participant's termination date for a period of 24 months (Tier 1), 18 months (Tier 2 and Tier 3) or 12 months (Tier 4).
As a condition to receiving benefits under the Severance Plan, participants will be subject to certain conditions, including entering into non-solicitation, non-disclosure, non-disparagement and release agreements with us.
If any benefit or payment to a Tier 1, Tier 2, or Tier 3 participant (whether paid or payable or distributed or distributable pursuant to the terms of the Severance Plan or otherwise, including any acceleration of vesting or payment) is determined to be subject to the excise tax imposed by Section 4999 of the IRC or any interest or penalties are incurred by such participant with respect to such excise tax, then such participant will be entitled to receive an additional “gross-up payment” in an amount such that the net amount of such additional payment retained by the participant, after payment of all federal, state and local income and employment taxes, shall be equal to the excise tax imposed. A Tier 4 participant is not entitled to receive a gross-up payment under the Severance Plan, and any severance payments to a Tier 4 participant shall be reduced to the extent necessary so that no portion of the severance payments is subject to the excise tax, but only if the net after-tax payments as so reduced are at least equal to the unreduced payments that the Tier 4 participant would have received after payment of all taxes, including the excise tax.
If any participant is a “specified employee” under Section 409A of the IRC, any benefits to be paid or received under the Severance Plan are to be delayed in accordance with the IRC. No new participants were added to Tier 1, Tier 2, or Tier 3 in 2011.
Termination Provisions of Employment Agreements
Jack A. Fusco
Pursuant to our agreement with Mr. Fusco, described further above under “— Summary of Employment Agreements,” if Mr. Fusco is terminated by us without cause or if he resigns for good reason, he will be entitled to certain severance payments and benefits, as follows:

•	a prorated bonus for the year in which such termination occurs;

•	a lump sum cash severance payment equal to two times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination;

•	continuation of certain health and welfare benefits for a period of two years following the date of termination; and

•	outplacement services for a period of up to 24 months following such termination.
In the event Mr. Fusco's employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Fusco generally will be entitled to the same payments and benefits as set forth above, except that the applicable severance multiplier will be three instead of two and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
Mr. Fusco is also eligible for a gross-up payment in the event that any of such amounts become subject to the excise tax imposed by Section 4999 of the IRC.
In addition, with respect to the sign-on option granted to Mr. Fusco:

•	in the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the agreement;

•	if Mr. Fusco's employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term;

•
if Mr. Fusco's employment is terminated by us without cause or if Mr. Fusco resigns for good reason, the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination;

•	if Mr. Fusco is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested; and

•
if Mr. Fusco terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.

John B. Hill
Pursuant to the letter agreement dated September 1, 2008, between us and Mr. Hill, Mr. Hill has been designated as a Tier 3 participant in the Severance Plan. In addition to the payments and benefits under the Severance Plan, as described above, the letter agreement provides that Mr. Hill will also be entitled to a prorated bonus for the year in which his employment is terminated without cause or he resigns for good reason and, with respect to the sign-on option granted to Mr. Hill:

•	in the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the agreement;

•	if Mr. Hill's employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term;

•
if Mr. Hill's employment is terminated by us without cause or if Mr. Hill resigns for good reason, the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination;

•	if Mr. Hill is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested; and

•
if Mr. Hill terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.

As a Tier 3 participant in the Severance Plan, Mr. Hill is also eligible for a gross-up payment in the event that any of such amounts become subject to the excise tax imposed by Section 4999 of the IRC.
W. Thaddeus Miller
Pursuant to our agreement with Mr. Miller, described further above under “— Summary of Employment Agreements,” if Mr. Miller is terminated by us without cause or if he resigns for good reason, he will be entitled to certain severance payments and benefits, as follows:

•	a prorated bonus for the year in which such termination occurs;

•	a lump sum cash severance payment equal to 1.5 times the sum of (a) his highest base salary in the three years preceding termination and (b) his target bonus with respect to the year of termination;

•	continuation of certain health and welfare benefits for a period of 18 months following the date of termination; and

•	outplacement services for a period of up to 18 months following such termination.
In the event Mr. Miller's employment terminates without cause or for good reason during the 24-month period following a change in control or within the six-month period following a potential change in control (provided a change in control occurs within nine months following the potential change in control), Mr. Miller generally will be entitled to the same payments and benefits as set forth above, except that the applicable severance multiplier will be three instead of 1.5 and the provision of health and welfare benefits and outplacement services will continue for a period of up to three years following such termination.
Mr. Miller is also eligible for a gross-up payment in the event that any of such amounts become subject to the excise tax imposed by Section 4999 of the IRC.
In addition, with respect to the sign-on option granted to Mr. Miller:

•	in the event of a change in control of the Company, the vesting of the option will immediately accelerate and will be cashed out in accordance with the terms set forth in the agreement;

•	if Mr. Miller's employment terminates by reason of disability or death, the option will vest in full and will remain exercisable for the remainder of the original term;

•
if Mr. Miller's employment is terminated by us without cause or if Mr. Miller resigns for good reason, the portion of the option that is scheduled to vest over the 36 months immediately following the date of termination will vest and remain exercisable for a period of two years following such date (but in no event beyond the original term) and any remaining portion of the option will be forfeited as of the date of such termination;

•	if Mr. Miller is terminated for cause, he will forfeit any portion of the option that is outstanding, whether vested or unvested; and

•
if Mr. Miller terminates employment without good reason, any unvested portion of the option will be forfeited and any vested portion will remain exercisable for a period of 90 days following such termination and will be forfeited thereafter.

Effect of Termination Events or Change in Control on Unvested Equity Awards
The majority of the equity awards granted to our named executive officers through December 31, 2011, were granted under the Equity Plan. Unvested options issued under the Equity Plan terminate upon termination of employment and optionees generally have three months following termination of employment to exercise their vested options (unless the option terminates earlier pursuant to its terms). Unless otherwise set forth in an award agreement, unvested restricted stock is forfeited upon a termination of employment. Unvested options and restricted stock fully vest upon a change in control. Amounts payable to each of our executive officers based on a termination event or a change in control are set forth below under “— Quantification of Potential Payments Upon Termination or Change in Control.”
Quantification of Potential Payments Upon Termination or Change in Control
The following table sets forth potential benefits that each named executive officer would be entitled to receive in the event that the executive's employment with us is terminated for any reason, including a termination for cause, resignation without good reason, a termination without cause, resignation with good reason, and termination without cause or resignation with good reason in each case in connection with a change in control, or in the event of a change in control without termination. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the named executive officer's employment had terminated, and/or a change in control occurred on December 31, 2011. “Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive's termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

Named Executive Officer	Termination by Company for Cause or Resignation by Executive Without Good Reason	Termination by Company Without Cause	Resignation by Executive with Good Reason	Termination by Company Without Cause, or Resignation by Executive With Good Reason, in Connection with Change in Control	Change in Control Without Termination	Death
Jack A. Fusco
Cash Compensation(1)	$—	$4,220,000	$4,220,000	$6,330,000	$—	$—
Health and Welfare Benefits(2)	—	45,888	45,888	68,832	—	68,832
Outplacement(2)	—	55,000	55,000	55,000	—	—
Unvested Options(3)	—	8,539,325	8,539,325	8,539,325	8,539,325	8,539,325
Unvested Stock Awards(4)	—	—	—	—	—	—
Tax Gross-Up(5)	—	—	—	3,665,583	—	—
TOTAL	$—	$12,860,213	$12,860,213	$18,658,740	$8,539,325	$8,608,157
Zamir Rauf
Cash Compensation(1)	$—	$1,496,250	$1,496,250	$2,982,525	$—	$—
Health and Welfare Benefits(2)	—	34,416	34,416	68,832	—	—
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Options(3)	—	659,457	659,457	659,457	659,457	659,457
Unvested Stock Awards(4)	—	—	—	—	—	—
Tax Gross-Up(5)	—	—	—	1,029,594	—	—
TOTAL	$—	$2,240,123	$2,240,123	$4,790,408	$659,457	$659,457
John B. Hill
Cash Compensation(1)	$—	$1,852,500	$1,852,500	$3,692,650	$—	$—
Health and Welfare Benefits(2)	—	34,416	34,416	68,832	—	34,416
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Options(3)	—	5,114,562	5,114,562	5,114,562	5,114,562	5,114,562
Unvested Stock Awards(4)	—	—	—	—	—	—
Tax Gross-Up(5)	—	—	—	1,890,276	—	—
TOTAL	$—	$7,051,478	$7,051,478	$10,816,320	$5,114,562	$5,148,978
W. Thaddeus Miller
Cash Compensation(1)	$—	$2,109,000	$2,109,000	$4,218,000	$—	$—
Health and Welfare Benefits(2)	—	22,950	22,950	45,900	—	45,900
Outplacement(2)	—	50,000	50,000	50,000	—	—
Unvested Options(3)	—	2,656,796	2,656,796	2,656,796	2,656,796	2,656,796
Unvested Stock Awards(4)	—	—	—	—	—	—
Tax Gross-Up(5)	—	—	—	1,972,380	—	—
TOTAL	$—	$4,838,746	$4,838,746	$8,943,076	$2,656,796	$2,702,696
Jim D. Deidiker
Cash Compensation(1)	$—	$590,400	$590,400	$1,174,896	$—	$—
Health and Welfare Benefits(2)	—	15,300	15,300	30,600	—	—
Outplacement(2)	—	40,000	40,000	40,000	—	—
Unvested Options(3)	—	427,628	427,628	427,628	427,628	427,628
Unvested Stock Awards(4)	—	114,490	114,490	114,490	114,490	114,490
TOTAL	$—	$1,187,818	$1,187,818	$1,787,614	$542,118	$542,118
______________

(1)
Amounts represented assume that no executive received payment from any displacement program, supplemental unemployment plan or other separation benefit which would decrease the amount of the above payments, where applicable. The amounts would be paid as a lump sum but have been calculated without any present-value discount and assuming that base pay would continue at 2011 rates.

(2)
Using generally accepted accounting principles for purposes of the Company's financial statements, continued health and welfare benefits were valued at the amount of $1,912 per month (for family coverage) which applied to Messrs. Fusco, Rauf and Hill and $1,275 per month (for employee and spouse coverage) which applied to Messrs. Miller and Deidiker. Outplacement services were valued at $40,000 for 12 months of coverage, $50,000 for 18 months of coverage and $55,000 for 24 and 36 months of coverage.

(3)
The value of unvested option awards represents the difference between the closing price on the NYSE of our common stock on December 30, 2011, the last trading day in 2011 ($16.33) and the exercise price of all unvested options that would vest upon the triggering event. As shown in the “Outstanding Equity Awards at Fiscal Year-End” table, many of the options that would be subject to accelerated vesting upon one of the triggering events noted above had exercise prices in excess of the closing price of the stock on the relevant date and, therefore, no executive would have recognized any gain with respect to those accelerated options upon any triggering event. In the event of a change in control all unvested options will immediately vest in full, whether or not the executive's employment terminates.

(4)
The value of unvested stock awards represents the closing price on the NYSE of our common stock on December 30, 2011, the last trading day in 2011 ($16.33), of all shares of restricted stock that would vest upon the triggering event. In the event of a change in control, all unvested stock awards will immediately vest in full, whether or not the executive's employment terminates.

(5)
The gross-up payment is an additional amount that we are obligated to pay to Messrs. Fusco, Miller, Hill and Rauf pursuant to their employment agreement or employment letter in order to make the executive whole for any federal excise tax imposed on the executive as a result of the executive's receipt of payments that are contingent upon a change of control, as well as the payment of all federal and state income and excise taxes imposed on the gross-up payment. In the event of an actual change in control, a portion of the value of the payments to be made to the executive may be allocated to a non-compete agreement with the executive in determining the actual excise tax and gross up amount. Such an allocation may result in a reduction of the amount of the applicable excise tax and gross-up payment shown in this table. Typically, the determination of the amount allocated to the non-compete agreements would include an independent market value analysis of these non-compete agreements. In addition, amounts representing any pro rata bonuses payable to the named executive officers in the year of termination have been included in determining the estimated excise tax. In the event of an actual change in control, these amounts may be excludable from the calculation of excise tax under Section 280G and Section 4999 of the IRC.

Compensation and Risk
Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that for the substantial majority of our employees the incentive for risk taking is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.
In 2011, as part of its assessment, the Compensation Committee reviewed the compensation program for employees that engage in certain hedging and optimization activities. While these employees have increased potential for risk taking because a part of their compensation is linked to the profitability of these activities, the Compensation Committee concluded that the business risk from these activities is not significant because these employees' activities are subject to controls that limit excessive risk taking, such as volumetric and value-at-risk limits that are monitored and enforced on a daily basis by our Chief Risk Officer.
The Compensation Committee also reviewed the cash and equity incentive programs for senior executives and concluded that certain aspects of the programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executives to work for long-term growth of the Company, including limited claw-back provisions contained in employment agreements or letter agreement, as applicable, for Messrs. Fusco, Miller and Hill, limiting the incentive to take excessive risk for short-term gains by imposing caps on CIP bonuses, requiring compliance with our Code of Conduct and giving the Compensation Committee the power to reduce discretionary bonuses.
For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Securities Authorized for Issuance Under Equity Compensation Plans
See “Compensation Discussion and Analysis — Details of Each Element of Compensation — Annual Incentive — Calpine Incentive Plan” for a discussion of the equity incentive plans.
Equity Compensation Plans Table
The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2011.

December 31, 2011	Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans
Approved by shareholders	13,121,773	(1)	$15.60	9,067,820	(2)
Not approved by shareholders	4,636,734	(3)	$22.16	—	(4)
Total	17,758,507	(5)	$17.32	9,067,820
_________________

(1)
Represents shares issuable upon exercise of options outstanding under the Equity Plan to purchase 13,029,168 shares and upon the settlement of outstanding restricted stock units under the Director Plan with respect to 92,605 shares; however, does not include issued restricted shares, which are subject to vesting.

(2)	Represents available shares for future issuance of 333,309 shares under the Director Plan and 8,734,511 shares under the Equity Plan.

(3)
Represents 4,144,000 shares issuable under the Calpine Corporation Executive Sign-On Non-Qualified Stock Option Agreement with Jack A. Fusco, 428,000 shares issuable under the Calpine Corporation Executive Sign On Non-Qualified Stock Option Agreement with W. Thaddeus Miller and 64,734 shares issuable under the Calpine Corporation Executive Sign On Non-Qualified Stock Option Agreement with John B. Hill.

(4)	There are no shares available for future grant.

(5)	The weighted average remaining term for the expiration of stock options is 4.8 years.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
See “Executive Compensation —Summary of Employment Agreements” for a description of employment agreements between us and certain of the named executive officers.
During 2011, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.
See “Corporate Governance Matters —Business Relationships and Related Party Transactions Policy” for a discussion of our policies and procedures related to conflicts of interest.
Director Independence. See “Corporate Governance Matters — Director Independence.”

PROPOSAL 2
TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2012
The Audit Committee has appointed PWC as our independent registered public accounting firm for the year ending December 31, 2012. We have been advised by PWC that it is an independent registered public accounting firm with the PCAOB, and complies with the auditing, quality control and independence standards and rules of the PCAOB.
We expect that representatives of PWC will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.
While the Audit Committee retains PWC as our independent registered public accounting firm, the Board of Directors is submitting the selection of PWC to the shareholders for ratification upon the recommendation to do so by the Audit Committee.
Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of PWC as our independent registered public accounting firm for the year ending December 31, 2012. If the selection of PWC is not ratified by the shareholders, the Audit Committee will reconsider the matter. Even if the selection of PWC is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.
Audit Fees
The following table presents fees for professional services rendered by PWC for the years ended December 31, 2011 and 2010, respectively. PWC did not bill us for other services during those periods.

	2011	2010
	(in millions)
Audit fees(1)(2)	$6.8	$8.4
_______________

(1)
Our Audit fees consisted of approximately $5.2 million and $6.8 million for the audits and quarterly reviews of our consolidated financial statements, registration statements and offerings for Calpine Corporation for 2011 and 2010, respectively, and fees of approximately $1.6 million for each of 2011 and 2010, which were billed for performing audits and reviews of certain of our subsidiaries.

(2)	PWC did not provide us with any tax compliance and tax consulting services for the years ended December 31, 2011 and 2010.
Audit Committee Pre-Approval Policies and Procedures
All audit and non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Committee. Any service proposals submitted by our independent registered public accounting firm need to be discussed and approved by the Audit Committee during its meetings, which take place at least four times a year. Once a proposed service is approved, we or our subsidiaries formalize the engagement of the service. The approval of any audit and non-audit services to be provided by our independent registered public accounting firm is specified in the minutes of our Audit Committee meetings. In addition, the members of our Board of Directors are briefed on matters discussed by the different Committees of our Board.
The Board of Directors recommends that you vote “FOR” approval of PWC as our independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL 3
TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of shareholder votes on executive compensation was conducted in connection with the 2011 annual meeting of shareholders. The Board recommended, and our shareholders agreed, that the advisory vote on executive compensation be held on an annual basis. Upon review of the shareholder voting results concerning that proposal, the Company's Board of Directors and Compensation Committee determined that we will hold an annual advisory vote on executive compensation. Accordingly, our shareholders now have the opportunity to cast a non-binding, advisory vote on our named executive officer compensation program, as set forth in Proposal 3, also referred to as “say-on-pay.” This proposal gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2011 executive compensation programs and policies for the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement. In evaluating this say-on-pay proposal, we recommend that you review our Compensation Discussion and Analysis, executive compensation tables and narratives for additional details about our executive compensation program, including information about the fiscal year 2011 compensation of our named executive officers, which explains how and why the Compensation Committee of our Board arrived at its executive compensation actions and decisions for 2011. Our Board of Directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy.
In summary, the Board of Directors, the Compensation Committee and Calpine's management believe that compensation should help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead Calpine in creating value for our shareholders. Our executive compensation and benefit programs are designed to reward increased shareholder value and the achievement of key operating objectives. Our equity plans are designed to help align executive compensation with the long-term interests of our shareholders. Our performance objectives measure our management team's success in implementing our business plan and our goal of being recognized as the premier independent power company in the U.S. The Company believes that its executive compensation program satisfies this goal and is closely aligned with the long-term interests of its shareholders.
Our executive compensation program is simple in design. The compensation of our named executive officers consists almost exclusively of base salary, annual cash incentives, and grants of equity, primarily in the form of stock options, the majority of which is tied to performance. The Compensation Committee sets the compensation of our named executive officers based on their achievement of annual financial and operational objectives that further our long-term business goals and based on the creation of sustainable long-term shareholder value. This is done by basing a significant portion of their compensation on performance incentives whether through equity awards (in the case of long-term incentives), which are tied to the appreciation of the price of our common stock, or through annual cash incentive bonuses, which are tied to the achievement of corporate performance goals and certain financial and operating metrics. Our compensation program mitigates risk by emphasizing long-term compensation and financial performance measures correlated with growing shareholder value rather than simply rewarding shorter-term performance and payout periods. We believe that the mix and structure of our executive compensation packages strikes the appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. The principles and objectives that govern Calpine's compensation decisions include:

•	alignment with shareholders' interests;

•	pay for performance;

•	emphasis on performance over time; and

•	recruitment, retention and motivation of key leadership talent.
This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year's annual compensation to the named executive officers. Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company's executive compensation programs with the interests of Calpine and its shareholders, and is consistent with our commitment to high standards of corporate governance.
For the reasons outlined above, we believe that our executive compensation program is well designed, appropriately aligns executive pay with Company performance and incentivizes desirable behavior. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
The Board of Directors recommends that you vote “FOR” the foregoing resolution for the reasons outlined above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and beneficial owners of more than 10% of any class of our equity securities including our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other equity securities of the Company, and to provide the Company with a copy of those reports.
Based solely upon our review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any director, executive officer or beneficial owner of more than 10% of any class of the Company's equity securities during the year ended December 31, 2011, except an inadvertent untimely filing to report shares received by Messrs. Miller and Hinckley pursuant to the Company's Plan of Reorganization in respect of claims each related to $22,000 principal amount of the Company's 4.75% Contingent Convertible Senior Notes due 2023.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals intended to be included in our proxy statement and voted on at our 2013 annual meeting of shareholders must be received at our corporate headquarters at 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary, on or before December 4, 2012. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in the 2013 notice of annual meeting of shareholders and the 2013 proxy statement.
Pursuant to our bylaws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2013 annual meeting of shareholders to be brought before the meeting by a shareholder entitled to vote at the meeting, the shareholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received earlier than January 15, 2013 (120 days prior to May 15, 2013, the one year anniversary of the Annual Meeting), nor later than February 14, 2013 (90 days prior to May 15, 2013). The notice must contain the information required by our bylaws. The foregoing bylaw provisions do not affect a shareholder's ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC's proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our bylaws is available upon request to: Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.
OTHER BUSINESS
As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The 2011 annual report to shareholders, including our 2011 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2011 annual report to shareholders are available at our website at www.calpine.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. The 2011 Annual Report on Form 10-K and the exhibits filed with it are available at our website at www.calpine.com. Upon written request by any shareholder to Investor Relations at Investor-Relations@calpine.com, we will furnish, without charge, a copy of the 2011 annual report to shareholders, including the financial statements and the related footnotes. The Company's copying costs will be charged if exhibits to the 2011 Annual Report on Form 10-K are requested.

W. Thaddeus Miller
Corporate Secretary
April 2, 2012

" cut here ------------------------------------------------------------------------------------------------------------------------
Reservation Form for the Calpine Corporation 2012 Annual Meeting of Shareholders
Shareholders who expect to attend the Annual Meeting on May 15, 2012, at 8:00 a.m. at our corporate headquarters in Houston, Texas should complete this form and return it to the Office of the Corporate Secretary, Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002. Admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification). Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting Calpine Corporation common stock ownership as of March 20, 2012.

Name
(Please Print)

Address
(Please Print)

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 15, 2012:
The Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2011 Annual Report
are available at www.proxyvote.com.

CALPINE CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
MAY 15, 2012

The shareholder(s) hereby appoint(s) Jack A. Fusco and W. Thaddeus Miller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Calpine Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m. (Central Time) on May 15, 2012, at our corporate headquarters, located at 717 Texas Avenue, 10th Floor, Houston, Texas 77002, and any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR items 1 through 3. If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

Please consider voting over the Internet or by telephone. Your vote will be recorded as if you mailed in your proxy card. We believe voting this way is convenient.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments: _____________________________________________________________________
_______________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2012, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CALPINE CORPORATION 717 TEXAS AVENUE SUITE 1000 HOUSTON, TX 77002
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Calpine Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2012, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CALPINE CORPORATION
The Board of Directors recommends a vote "FOR" the listed nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

1	Election of Directors
Nominees:
	01) Frank Cassidy 02) Jack A. Fusco 03) Robert C. Hinckley 04) David C. Merritt 05) W. Benjamin Moreland	06) Robert A. Mosbacher, Jr. 07) William E. Oberndorf 08) Denise M. O'Leary 09) J. Stuart Ryan

					For	Against	Abstain
The Board of Directors recommends a vote "FOR" the following proposals:

2	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012.				☐	☐	☐

3	To approve, on an advisory basis, named executive officer compensation.				☐	☐	☐

Note: Such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

For address change / comments, mark here. (see reverse for instructions) ☐

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date